Exhibit 10.1
Asset Purchase Agreement
by and between
Deloitte & Touche LLP
and
Model N, Inc.
December 17, 2020

Page

Article 1 CERTAIN MATTERS OF CONSTRUCTION AND DEFINITIONS	1
1.1 Construction and Definitions	1
Article 2 PURCHASE AND SALE OF ACQUIRED ASSETS	1
2.1 Purchase and Sale of Acquired Assets	1
2.2 Excluded Assets	3
2.3 Liabilities	4
2.4 Approvals and Consents; Shared Contracts	5
Article 3 CLOSING; THE PURCHASE PRICE; ALLOCATION	6
3.1 Closing	6
3.2 Purchase Price	6
3.3 Adjustments to Purchase Price	7
3.4 Allocation	9
Article 4 REPRESENTATIONS AND WARRANTIES OF SELLER	10
4.1 Organization and Power	10
4.2 Authorization of Agreement	10
4.3 Conflicts; Consents of Third Parties	10
4.4 Financial Information	11
4.5 Absence of Certain Developments	11
4.6 Legal Proceedings	12
4.7 Compliance with Laws	12
4.8 Taxes	12
4.9 Material Contracts	13
4.10 Title to Acquired Assets; Sufficiency	14
4.11 Intellectual Property	15
4.12 Privacy and Data Security	18
4.13 Labor and Employment Matters	19
4.14 Acquired Leases	21
4.15 Transactions with Related Parties	21
4.16 Permits	21
4.17 Financial Advisors	21
4.18 Environmental, Health and Safety Matters	22
4.19 Customers; Suppliers; Channel Partners	22
4.20 Insurance	22
4.21 Independence	23
4.22 Limitations of Representations and Warranties	23
Article 5 REPRESENTATIONS AND WARRANTIES OF BUYER	23
5.1 Organization and Power	23
1

(continued)
Page

5.2 Authorization of Agreement	23
5.3 Conflicts; Consents of Third Parties	24
5.4 Legal Proceedings	24
5.5 Financial Capability	24
5.6 Financial Advisors	24
5.7 No Other Representations and Warranties; No Reliance; Buyer Investigation	24
Article 6 COVENANTS	25
6.1 Conduct of Business	25
6.2 Information and Access	28
6.3 Contact with Affiliates, Customers, Suppliers and Other Business Relations	29
6.4 Billing and Collection of Accounts Receivable and WIP; Receipt of Property Relating to Acquired Assets	29
6.5 R&W Insurance Policy	30
6.6 Mutual Cooperation	30
6.7 Exclusivity	31
6.8 Satisfaction of Conditions Precedent	31
6.9 Employment of Seller Personnel and Related Matters	31
6.10 Certain Consents	32
6.11 Use of Certain Names; No Affiliation	32
6.12 Taxes	33
6.13 Preservation of Records; Post-Closing Information and Access	34
6.14 Publicity	34
6.15 Independence Rules and Regulations	35
6.16 Bulk Sales	35
6.17 Migration of Data	35
6.18 Non-Competition	35
6.19 Shared Services	36
6.20 Supplement to Schedules	36
6.21 Further Assurances	36
Article 7 CONDITIONS PRECEDENT	37
7.1 Conditions to Each Party’s Obligations	37
7.2 Conditions to Obligations of Buyer	37
7.3 Conditions to Obligations of Seller	38
Article 8 INDEMNIFICATION	39
8.1 Survival; Claims Period	39
8.2 Indemnification by Seller	40
8.3 Indemnification by Buyer	41
8.4 Indemnification Procedures	41
8.5 Notice of Claims; Resolution	43
8.6 Limitations	43
8.7 Payment	44
8.8 Adjustment to Purchase Price	45
2

(continued)
Page

8.9 Exclusive Remedy	45
Article 9 TERMINATION	45
9.1 Termination	45
9.2 Effect of Termination	46
Article 10 GENERAL PROVISIONS	46
10.1 Notices	46
10.2 Entire Agreement; No Third-Party Beneficiaries	47
10.3 Governing Law; Consent to Jurisdiction	47
10.4 Waiver of Right to Trial by Jury	48
10.5 Assignment	49
10.6 Waiver; Amendment; Remedies Cumulative; Specific Performance	49
10.7 Fees and Expenses	49
10.8 Mutual Drafting	49
10.9 Representation by Counsel	50
10.10 Severability	50
10.11 Facsimile Signature; Counterparts	50

3

(continued)
Schedules
Schedule A: Individuals Executing Offer Letters as of the Agreement Date
Schedule 1.1: Certain Matters of Construction; Definitions
Schedule 1.1(a)-1: Non-Continuing Business Employees
Schedule 1.1(a)-2: Included Business Employee
Schedule 2.1(a): Acquired Contracts
Schedule 2.1(b): Acquired Leases & Business Leased Real Property
Schedule 2.1(c): Acquired Tangible Assets
Schedule 2.1(e): Acquired Data
Schedule 2.1(f) Acquired Intellectual Property Rights
Schedule 2.1(g): Acquired Technology
Schedule 2.2(f): Other Excluded Assets
Schedule IV: Seller Disclosure Schedule
Schedule V: Buyer Disclosure Schedule
Schedule 6.11(b): Permitted Factual Statements
Schedule 6.17: Transfer Plan
Schedule 7.2(e)(ix)-1: Required Consents
Schedule 7.2(e)(ix)-2: Required Notice
Schedule 7.2(e)(x): Remediation Plan

Exhibits
Exhibit A:    Wire Instructions
Exhibit B:    Sample Determination of Net Working Capital Amount
Exhibit C:    Form of Non-IP Bill of Sale
Exhibit D:    Form of Intellectual Property Bill of Sale
Exhibit E:    Form of Transition Services Agreement
Exhibit F:    Form of License Back Agreement
Exhibit G:    Form of Subcontractor Agreement
Exhibit H:    R&W Insurance Policy

4

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT is made and entered into as of this 17th day of December, 2020 (the “Agreement Date”), by and between Deloitte & Touche LLP, a Delaware limited liability partnership (“Seller”) and Model N, Inc., a Delaware corporation (“Buyer”).
WHEREAS, as of the date of this Agreement, Seller and the Business Affiliates conduct a business of developing, marketing, distributing, selling, licensing and providing technology-driven outsourced operational and analytical software applications, tools and solutions (including the ExaLink platform, tools and applications and solutions relating to government pricing, Medicaid claims, rebates and fees, chargebacks, master data management, Federal Supply Schedule (FSS) contract administration and public law assistance, and class of trade and public health service classification) to the life sciences industry and related industries, and related implementation and support services for such technology-driven outsourced operational and analytical software applications, which is known as the Pricing and Contracting Solutions (PaCS) business, but excluding in each case consulting advisory services (the “Business”).
WHEREAS, Seller desires to sell and assign to Buyer, and cause the Business Affiliates to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller and the Business Affiliates, certain assets, properties and rights and certain liabilities and obligations, of Seller and the Business Affiliates on the terms and conditions set forth in this Agreement.
WHEREAS, concurrently with the execution of this Agreement and as a material inducement to the willingness of Buyer to enter into this Agreement, each of the employees set forth on Schedule A are executing employee offer letters or employment agreements with Buyer or an Affiliate of Buyer, together with an employee proprietary information and inventions agreement (each, collectively, an “Offer Letter”), to become effective upon the Closing.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties, intending to be legally bound, agree as follows:
Article 1

CERTAIN MATTERS OF CONSTRUCTION AND DEFINITIONS
1.1    Construction and Definitions
. Certain matters of construction of this Agreement and the definition of capitalized terms used herein, but not otherwise defined in ARTICLE I through ARTICLE X, are set forth on Schedule 1.1.
Article 2

PURCHASE AND SALE OF ACQUIRED ASSETS
2.1    Purchase and Sale of Acquired Assets
. Upon the terms and subject to the conditions set forth in this Agreement, upon and with effect as of the Closing, Seller shall, and shall cause the Business Affiliates to, sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase and accept from Seller and the Business

Affiliates, all of Seller’s and the Business Affiliates’ right and title to, interest in, and claims under the Acquired Assets, collectively, in each case, free and clear of all Liens, except for Permitted Liens. As used herein, the term “Acquired Assets” shall mean all of the assets, properties and rights of Seller and the Business Affiliates, existing as of the Closing Date, listed in subsections (a) through (k) below:
(a)    the Contracts listed on Schedule 2.1(a) (and, to the extent applicable, incorporating the terms of any other Contract as described therein), as Schedule 2.1(a) may be supplemented or amended in accordance with Section 6.20 (collectively, the “Acquired Contracts”);
(b)    the leases, including all amendments, modifications, or supplements thereto, listed on Schedule 2.1(b) (collectively, the “Acquired Leases”), for the real property set forth on Schedule 2.1(b) (the “Business Leased Real Property”), including Seller’s security deposits related to the Acquired Leases;
(c)    all furniture, office supplies, office equipment, trade fixtures and furnishings located, used or held for use at the Business Leased Real Property other than the equipment and tangible personal property assets listed on Schedule 2.1(c) (the “Acquired Tangible Assets”);
(d)    copies of all books and records (whether written or electronic) (“Books and Records”) of the Business, including, financial, tax and accounting records, copies of the Acquired Contracts and Acquired Leases, customer lists, vendor lists, Customer files and correspondence, billing and receivables history, and marketing information and promotional materials, in each case, of the Business, but excluding such items to the extent relating to Excluded Assets or Excluded Liabilities (collectively, the “Acquired Books and Records”), and provided, that Seller and the Business Affiliates shall be entitled to retain copies of the foregoing;
(e)    the data described on Schedule 2.1(e) (the “Acquired Data”); provided that Seller and the Business Affiliates shall be entitled to retain copies of the Acquired Data as and to the extent required under Law or under Seller’s document retention policies;
(f)    Intellectual Property Rights listed on Schedule 2.1(f) (the “Acquired Intellectual Property Rights”);
(g)    the Technology listed on Schedule 2.1(g) (the “Acquired Technology”);
(h)    (A) accounts receivable for sales or services of the Business rendered pursuant to the Acquired Contracts that have been billed to the applicable Customers as of the Closing Date (the “Accounts Receivable”), and (B) work-in-process representing services of the Business arising from or attributable to the Acquired Contracts as of the Closing Date (“WIP”);
(i)    prepaid expenses, deposits and other prepaid items and credits, including all prepaid commission expenses, in each case to the extent both (A) exclusively relating to the Business and (B) the benefit associated with such prepaid expense, deposit or other prepaid items or credits is capable of being transferred to Buyer, in each case, as of the Closing Date (the “Prepaid Expenses”);
(j)    Seller’s and the Business Affiliates’ causes of action (whether known or unknown) and other enforcement rights to the extent arising under, or on account of, any of the Acquired Assets, including all rights under express or implied warranties and all claims, credits, causes of action or rights of set-off against third parties relating to such Acquired Assets, including all rights to seek and obtain injunctive relief and to recover damages for past, present and future infringement, misappropriation or other violation of any Acquired Intellectual Property and Acquired Goodwill (except to the extent such rights or causes of action relate to the Excluded Assets); and
(k)    goodwill to the extent exclusively related to the Business (“Acquired Goodwill”).
2.2    Excluded Assets
. Notwithstanding anything to the contrary herein, Buyer is not acquiring hereunder or otherwise any of Seller’s or its Affiliates’ or related entities’ right and title to, interest in, and claims under any assets, properties, or rights other than those expressly described in Section 2.1 above, which shall therefore not constitute part of the Acquired Assets (collectively, the “Excluded Assets”), including the following assets, properties or rights of Seller or any Affiliate or related entities of Seller:
(a)    cash and cash equivalents;
(b)    any names, logos, trademarks, trade names or service marks including any names, logos, trademarks, trade names or service marks (i) containing any of the “Deloitte,” “Touche” or “Tohmatsu” names, or any derivatives thereof, or (ii) used in the businesses of Seller or its Affiliates, or any other Intellectual Property Rights, in each case other than the Acquired Intellectual Property Rights which include the Transferred Mark;
(c)    any and all Technology, other than the Acquired Technology;
(d)    all (i) company seals, corporate minute books and stock records or similar corporate records of Seller and the Business Affiliates and (ii) Tax Returns;
(e)    all Books and Records (other than the Acquired Books and Records) and a copy of all Acquired Books and Records;
(f)    all Contracts, assets, properties or rights set forth on Schedule 2.2(f);
(g)    all personal property and computer equipment other than the Acquired Tangible Assets;
(h)    all Tax assets, including refunds due to Seller or any Business Affiliate, in respect of periods or portions thereof ending on or prior to the Closing Date;
(i)    all leases to real property other than the Acquired Leases;
(j)    any bank accounts used by the Business;
(k)    current and prior insurance policies of Seller and the Business Affiliates and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;
(l)    all assets related to any Employee Benefit Plan; and
(m)    all assets, properties and rights that are subject to the Transition Services Agreement.

2.3    Liabilities
.
(a)    Assumed Liabilities. In addition to the payment of the Purchase Price, Buyer shall assume and agree to pay, perform and discharge when due, all of the following (collectively, the “Assumed Liabilities”):
(i)    all liabilities and obligations arising out of or relating to the Acquired Assets, but only to the extent such liabilities and obligations arise out of Buyer’s operation of the Business or use or operation of the Acquired Assets after the Closing Date;
(ii)    all liabilities and obligations under the Acquired Contracts (and to the extent that such Contracts are Shared Contracts, subject to Section 2.4) and the Acquired Leases, in each case to the extent such liabilities arise after the Closing Date, and do not relate to any tort, breach, default or violation by or on behalf of Seller or any Business Affiliate prior to the Closing, including all accounts payable of Seller or any Business Affiliate thereunder (the “Accounts Payable”) and Deferred Revenue thereunder;
(iii)    all liabilities and obligations arising out of or relating to the Buyer’s employment of the Transferred Personnel as contemplated by Section 6.9(a), including all liabilities arising out of the employment or association of the Transferred Personnel by or with Buyer after the Closing Date, including obligations for salaries, wages, profit sharing plans, bonuses, retention payments and other liabilities; and
(iv)    all Taxes for which Buyer is liable pursuant to Section 6.12.
For the avoidance of doubt, the parties hereto expressly agree that the Assumed Liabilities shall exclude any liability that (A) arises from Seller’s breach or default under the Acquired Contracts and Acquired Leases prior to the Closing, or (B) is an Excluded Liability.
(b)    Excluded Liabilities. Buyer shall not assume, or in any way be liable or responsible for, any liability other than the Assumed Liabilities, including the following liabilities or obligations of Seller or the Business Affiliates (collectively, the “Excluded Liabilities”):
(i)    any liability or obligation to the extent arising out of or related to the Excluded Assets;
(ii)    any liability or obligation arising out of or relating to any tort, breach, default or violation by Seller or any Business Affiliate on or prior to the Closing Date;
(iii)    any Legal Proceeding to the extent relating to or arising out of the ownership or use of the Acquired Assets or the ownership or operation of the Business on or prior to the Closing Date;
(iv)    any liability or obligation for any Taxes (other than any Taxes that are described in Section 2.3(a)(iv));
(v)    all debts and other obligations of Seller for borrowed money;

(vi)    all liabilities or obligations relating to any lease of real property (other than with respect to the Acquired Leases);
(vii)    any liability of Seller or the Business Affiliates in connection with the employment of any current or former employee or other service provider of Seller or the Business Affiliates, including any Transferred Personnel, on or prior to the Closing Date, including any liability of Seller or the Business Affiliates constituting workers’ compensation claims of such personnel with respect to occurrences on or prior to the Closing Date, and any liability of Seller or the Business Affiliates in connection with the termination of employment of any current or former employee or other service provider of Seller or the Business Affiliates, including any Transferred Personnel;
(viii)    all liabilities under or related to any Employee Benefit Plan, whether in respect of any current or former employee of Seller or the Business Affiliates, including any Transferred Personnel, or their covered dependents, or any other current or former employees of Seller or the Business Affiliates, for benefits, claims or entitlements under any Employee Benefit Plans;
(ix)    any liabilities of Seller or the Business Affiliates arising out of Seller’s negotiation and preparation of this Agreement and consummation and performance of the Transactions; and
(x)    all liabilities arising from violations of or non-compliance with Financial Services Laws arising out of the operation of the Business on or prior to the Closing Date.
2.4    Approvals and Consents; Shared Contracts
.
(a)    To the extent that the assignment by Seller or a Business Affiliate to Buyer pursuant to the terms hereof of any Acquired Asset or the assumption by Buyer of any Assumed Liability is not permitted without the consent of another Person or Persons or would otherwise constitute a breach or other contravention under any Contract or Law to which Seller or such Business Affiliate is a party or by which it is bound, or in any way adversely affects rights of Seller or such Business Affiliate or, upon transfer, Buyer, with respect to such Acquired Asset or Assumed Liability, this Agreement and the applicable Bill of Sale or Lease Assignment Agreement shall not be deemed to constitute an assignment of any such Acquired Asset or an assumption of any such Assumed Liability until such consent is obtained and is effective in accordance with its terms, and such asset (a “Contingent Asset”) shall only become an Acquired Asset and such liability (a “Contingent Liability”) shall only become an Assumed Liability at such time as such consent has been obtained and becomes effective in accordance with its terms.
(b)    Buyer and Seller shall, and Seller shall cause any applicable Business Affiliate to, use their respective commercially reasonable efforts to obtain any consents or waivers required to assign to Buyer any Contingent Asset or Contingent Liability, without any conditions to such transfer (including the making of any payments) or changes or modifications of terms thereunder; provided, however, that Buyer shall not be obligated to pay any consideration therefor to any third party from whom consent or waiver is requested. Subject to Seller’s compliance with the immediately foregoing sentence, each party hereto agrees that no party hereto or their respective Affiliates shall have any liability to the other party arising out of or relating to the failure to obtain any such consent that may be required in connection with the Transactions or because of any circumstances resulting therefrom.
(c)    If any consent referred to in Section 2.4(a) above is not obtained prior to Closing for an Acquired Contract that is not a Contract with a Customer, and until any such consent is obtained, (i) Buyer and Seller will take commercially reasonable actions necessary or appropriate to provide Buyer with all of the benefits, and for Buyer to bear the costs and liabilities, in each case, arising after the Closing, with respect to such Contingent Assets and Contingent Liabilities, to the extent permitted by Law, (ii) Seller shall take such actions as may be reasonably requested by Buyer with respect to such Contingent Assets and Contingent Liabilities, (iii) Buyer will use commercially reasonable efforts to cooperate with Seller and any applicable Business Affiliates in any reasonable arrangement necessary to provide that neither Seller nor any of its Affiliates are responsible for any obligation or liability (other than Excluded Liabilities) relating to or arising out of such Contingent Asset or Contingent Liability, and (iv) Seller shall not amend, modify or supplement in any way the terms of, or terminate, such Acquired Contract without the prior written consent of Buyer.
(d)    If any consent referred to in Section 2.4(a) above is not obtained prior to Closing for an Acquired Contract that is a Contract with a Customer (including to the extent that such Contract with a Customer is a Shared Contract, the portion of each Shared Contract with such Customer relating to the Business), such Acquired Contract shall be subject to the Subcontractor Agreement as provided therein.
Article 3

CLOSING; THE PURCHASE PRICE; ALLOCATION
3.1    Closing
. The closing of the sale and purchase of the Acquired Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of Kramer Levin Naftalis & Frankel LLP, at 1177 Avenue of the Americas, New York, New York 10036, at a time to be specified by Buyer and Seller which, if the conditions set forth in ARTICLE VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) are satisfied by December 29, 2020, shall be on December 31, 2020, and otherwise shall be on such date as shall be specified by Buyer and Seller, but no later than the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other time, date and location as Buyer and Seller agree in writing (the “Closing Date”). The Closing shall be effective as of 11:59 p.m. (New York City time) on the Closing Date.
3.2    Purchase Price
.
(a)    Purchase Price. On the Closing Date, as consideration for the purchase of the Acquired Assets, and in addition to assuming the Assumed Liabilities, Buyer shall pay to Seller by wire transfer in immediately available funds to the account set forth in Exhibit A (or any other account communicated by Seller to Buyer in writing no later than two (2) Business Days prior to the applicable payment date) the Closing Date Payment (as adjusted in accordance with and subject to Section 3.3, the “Purchase Price”).

(b)    Closing Date Payment. The “Closing Date Payment” shall be an amount equal to:
(i)    (A) Sixty Million Dollars ($60,000,000), plus (B) the Closing Adjustment Amount, if the Estimated Net Working Capital Amount is greater than the Net Working Capital Target;
(ii)    (A) Sixty Million Dollars ($60,000,000), minus (B) the Closing Adjustment Amount, if the Estimated Net Working Capital Amount is less than the Net Working Capital Target; and
(iii)    (A) Sixty Million Dollars ($60,000,000), if the Estimated Net Working Capital Amount is equal to the Net Working Capital Target.
(iv)    For such purposes, the “Closing Adjustment Amount” shall equal the difference (expressed as a positive number), if any, between the Net Working Capital Target and the Estimated Net Working Capital Amount.
3.3    Adjustments to Purchase Price
.
(a)    Delivery of Closing Statement. Seller shall prepare and deliver to Buyer not less than three (3) Business Days prior to the Closing Date a written statement setting forth Seller’s good faith estimate of the Net Working Capital Amount as of the Closing Date (the “Estimated Net Working Capital Amount”) and setting forth, in reasonable detail, Seller’s basis for such estimate (the “Closing Statement”). The Closing Statement shall be substantially in the form of the Sample Net Working Capital Statement and shall be prepared on a basis consistent with the Seller Accounting Principles and shall otherwise be consistent with the Books and Records of the Business. Seller shall provide to Buyer such additional back-up or supporting data relating to the preparation of the Closing Statement and the calculation of the Estimated Net Working Capital Amount as Buyer may reasonably request. A sample determination of the Net Working Capital Amount (for such purposes, substituting a reference to September 19, 2020 for the reference to the Closing Date in the definition of Net Working Capital Amount) setting forth, in reasonable detail, the basis for such determination is attached as Exhibit B hereto (the “Sample Net Working Capital Statement”). The Sample Net Working Capital Statement shall be prepared on a basis consistent with the Seller Accounting Principles and shall otherwise be consistent with the Books and Records of the Business.
(b)    Delivery of Post-Closing Statement. Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a written statement setting forth Buyer’s determination of the Net Working Capital Amount as of the Closing Date (the “Actual Net Working Capital Amount”), and setting forth, in reasonable detail, the basis for such determination (the “Post-Closing Statement”). The Post-Closing Statement shall be substantially in the form of the Sample Net Working Capital Statement and shall be prepared on a basis consistent with the Seller Accounting Principles and shall otherwise be consistent with the Books and Records of the Business. Buyer shall provide to Seller such additional back-up or supporting data relating to the preparation of the Post-Closing Statement and the calculation of the Actual Net Working Capital Amount as Seller may reasonably request.
(c)    Acceptance Period; Delivery of Dispute Notice. Seller may, within thirty (30) days following receipt of the Post-Closing Statement, provide Buyer with written notice (the “Post-Closing Statement Dispute Notice”) of its disagreement with the determination of the Actual Net Working

Capital Amount reflected on the Post-Closing Statement. If no such notice is delivered to Buyer by Seller within such period (or if Buyer otherwise delivers a notice of its acceptance of the Actual Net Working Capital Amount reflected on the Post-Closing Statement), the Post-Closing Statement and the calculation of the Actual Net Working Capital Amount reflected thereon shall be final and binding upon the parties hereto. A Post-Closing Statement Dispute Notice shall set forth Seller’s determination of the Actual Net Working Capital Amount and set forth, in reasonable detail, the basis for such determination. Seller shall provide to Buyer such additional back-up or supporting data relating to the preparation of the Post-Closing Statement Dispute Notice and Seller’s calculation of the Actual Net Working Capital Amount contained therein as Buyer may reasonably request. Any items set forth on the Post-Closing Statement that Seller does not dispute in the Post-Closing Statement Dispute Notice shall be deemed final and shall be binding upon the parties hereto. Buyer and Seller shall endeavor in good faith to resolve any such disagreement within thirty (30) days (the “Negotiating Period”) following the delivery by Seller of such Post-Closing Statement Dispute Notice. Any resolution (including any partial resolution) of such a disagreement shall be set forth in a writing executed by Buyer and Seller, and any such resolution shall be final and binding on the parties hereto for purposes of determining the Actual Net Working Capital Amount.
(d)    Determination of Disputes by Neutral Firm. If Buyer and Seller are unable to completely resolve any such disagreement within the Negotiating Period, the unresolved issues (the “Working Capital Dispute”) shall be promptly submitted for resolution to a recognized, reputable and impartial certified public accounting firm that is mutually acceptable to Buyer and Seller (the “Neutral Firm”). If Buyer and Seller cannot agree upon a Neutral Firm within ten (10) days, the New York City office of the American Arbitration Association shall choose a nationally recognized, reputable and impartial certified public accounting firm (other than Deloitte LLP, PricewaterhouseCoopers LLP, Ernst & Young LLP and KPMG LLP or any of their respective Affiliates) to act as the Neutral Firm. The parties shall instruct the Neutral Firm to (i) promptly (and, to the extent practicable, no later than sixty (60) days after the Neutral Firm’s receipt of such instructions) determine (it being understood that in making such determination, the Neutral Firm shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Seller and Buyer, and not by independent review, only those issues in dispute and (ii) render a written report as to the resolution of the Working Capital Dispute which, absent manifest error, shall be conclusive and binding on the parties for purposes of determining the Actual Net Working Capital Amount. In resolving any Working Capital Dispute, the Neutral Firm (A) shall be instructed to comply with the provisions of this Section 3.3(d) and (B) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. Neither Buyer nor Seller (or any of their respective Affiliates or representatives) shall have any ex parte communications or meetings with the Neutral Firm without reasonable prior notice (which notice shall provide the other party a reasonable opportunity to participate in such communications or meetings) to the other party. The fees and expenses of the Neutral Firm shall be allocated between Buyer and Seller based on the inverse of the percentage that its determination (before such allocation) in favor of a party bears to the aggregate amount of the items in dispute as originally submitted to the Neutral Firm. By way of illustration and not limitation, assuming the items in dispute total an amount equal to $1,000 and the Neutral Firm awards $600 in favor of the Seller’s position, 60% of the costs of its review would be borne by Buyer and 40% of such costs would be borne by Seller.
(e)    Post-Closing Reconciliation.
(i)    If the Actual Net Working Capital Amount as finally determined pursuant to Section 3.3(c) or Section 3.3(d) is greater than the Estimated Net Working Capital

Amount, the Reconciliation Payment shall be paid by Buyer to Seller. If the Actual Net Working Capital Amount as finally determined pursuant to Section 3.3(c) or Section 3.3(d) is less than the Estimated Net Working Capital Amount, the Reconciliation Payment shall be paid by Seller to Buyer. If the Actual Net Working Capital Amount as finally determined pursuant to Section 3.3(c) or Section 3.3(d) is equal to the Estimated Net Working Capital Amount, no payment shall be required under this Section 3.3(e).
(ii)    If a payment is required to be made by Buyer or Seller, as applicable, under Section 3.3(e)(i), such payment shall be made within five (5) days of the date on which the Actual Net Working Capital Amount is finally determined pursuant to Section 3.3(c) or Section 3.3(d), as the case may be, by wire transfer of immediately available funds to such account(s) as Seller or Buyer, as applicable, designates by written notice at least two (2) days prior to the date such payment is due.
(iii)    If the Reconciliation Payment is not paid by the applicable party when such amount is due, then interest shall accrue monthly on such unpaid amount at a rate per annum equal to the sum of the rate of interest per annum (over a year of 360 days) announced by JPMorgan Chase Bank, N.A. (or any successor thereto) from time to time, as its “base rate” in effect on such date and 200 basis points.
3.4    Allocation
. The Purchase Price (plus all other capitalizable costs and all Assumed Liabilities to the extent properly taken into account pursuant to the Code) will be allocated for Tax purposes among the Acquired Assets in accordance with Section 1060 of the Code, as mutually agreed upon by Buyer and Seller. No portion of the Purchase Price shall be allocated in respect of the Lease Assignments. Seller shall submit a proposed allocation to Buyer not more than ninety (90) days after the date on which the Actual Net Working Capital Amount is finally determined pursuant to Section 3.3(c) or Section 3.3(d), as the case may be, and such proposed allocation shall be subject to consent from Buyer. Buyer shall have thirty (30) days from notice of such proposed allocation to object thereto. Any such objection shall be made by written notice to Seller and shall specify, in reasonable detail, the specific areas of Buyer’s disagreement with Seller’s proposed allocation and the reasons therefor. Seller and Buyer shall negotiate in good faith to resolve any dispute relating to the proposed allocation (and any adjustments necessitated by adjustments to the Purchase Price); provided, that if Seller and Buyer are unable to resolve any such dispute, neither Buyer nor Seller shall be bound by any portion of the proposed allocation as prepared by Seller, and each party may independently determine its own allocation of the Purchase Price and file its Tax Returns (and Tax Returns of its Affiliates) using alternative allocations of its choosing. If (a) Buyer does not timely object to Seller’s proposed allocation, or (b) Buyer does timely object but the parties ultimately agree to an allocation of the Purchase Price (in either case, such an allocation, the “Allocation”), the parties shall prepare and file all Tax Returns (including Internal Revenue Service Form 8594) in a manner consistent with the Allocation; provided, that nothing contained herein shall prevent a party from settling any proposed deficiency or adjustment by any taxing authority based upon or arising out of the Allocation, and neither party shall be required to litigate before any court any proposed deficiency or adjustment by a taxing authority challenging such Allocation. Each of the parties shall notify the other if it receives notice that any tax authority proposes any allocation different from that set forth in the Allocation and any adjustments thereto agreed to by the parties. In the event of any adjustment to the Purchase Price pursuant to Section 3.3 or ARTICLE VIII, the Allocation shall be adjusted in accordance with the principles set forth in this Section 3.4.

Article 4

REPRESENTATIONS AND WARRANTIES
OF SELLER
Except as set forth on the disclosure schedule delivered by Seller to Buyer on the date hereof concurrently with entry into this Agreement and attached to this Agreement as Schedule IV (the “Seller Disclosure Schedule”) (and provided that disclosure in any section of such Seller Disclosure Schedule shall be deemed disclosed with respect to any other Section of this Agreement (in addition to the Section referenced in such schedule) to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section), Seller represents and warrants to Buyer that:
4.1    Organization and Power
. Seller and each Business Affiliate is an entity duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of formation. Seller and each Business Affiliate is duly licensed or qualified to do business in each jurisdiction in which its operations relating to the Business or the character or location of the Acquired Assets owned or leased by it makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Seller Material Adverse Effect. Seller has the requisite power and authority to execute and deliver this Agreement, and Seller and each Business Affiliate has the requisite power and authority to execute and deliver each Transaction Document to which it is or will be a party, to perform its obligations hereunder and thereunder, as applicable, and to consummate the Transactions. A true, correct and complete list of Seller and the Business Affiliates and the jurisdiction where each is duly formed or organized is set forth on Section 4.1 of the Seller Disclosure Schedule.
4.2    Authorization of Agreement
. The execution and delivery of this Agreement and each Transaction Document to which Seller or a Business Affiliate is a party and the consummation of the Transactions have been duly authorized by the requisite action on the part of Seller and, as applicable, each such Business Affiliate. No other action on the part of Seller or the Business Affiliates is necessary to authorize the execution and delivery of this Agreement and each Transaction Documents to which it is or will be a party or the performance of Seller’s or the Business Affiliates’ obligations hereunder or thereunder. This Agreement and each Transaction Document to which Seller or a Business Affiliate is or will be a party has been or will be at or prior to the Closing duly and validly executed and delivered by Seller and each such Business Affiliate and, assuming the due authorization, execution and delivery by the other parties thereto, this Agreement and each such Transaction Document when so executed and delivered, will constitute, the legal, valid and binding obligations of Seller and each such Business Affiliate, enforceable against such party in accordance with the applicable terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability affecting the rights of creditors and by general equitable principles (the “Enforceability Exception”).
4.3    Conflicts; Consents of Third Parties
.
(a)    Except as listed on Section 4.3(a) of the Seller Disclosure Schedule and assuming all Governmental Approvals described in Section 4.3(b) have been obtained, the execution, delivery and performance by Seller of this Agreement, and the execution, delivery and performance by Seller or any Business Affiliate of any Transaction Document to which it is or will be a party, and the consummation of the Transactions by Seller and the Business Affiliates, will not: (i) result in the creation of any Lien upon any of the Acquired Assets (other than Permitted Liens), (ii) conflict with or violate the Organizational Documents of Seller or any Business Affiliate, (iii) conflict with, violate or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification or cancellation by third parties under any Acquired Contract to which Seller or any Business Affiliate is a party or by which any of the Acquired Assets are bound, or (iv) conflict with or violate any Law applicable to Seller or any Business Affiliate.
(b)    No consent, waiver, approval, waiting period expiration or termination, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Entity (a “Governmental Approval”) is required on the part of Seller in connection with the execution and delivery by Seller of this Agreement or by Seller or any Business Affiliate of each Transaction Document to which it is or will be a party or the consummation of the Transactions by Seller and the Business Affiliates, except (i) as set forth on Section 4.3(b) of the Seller Disclosure Schedule, (ii) as may be necessary as a result of the identity or the legal or regulatory status of Buyer or its Affiliates, and (iii) where the failure to obtain such Governmental Approval would not reasonably be expected to affect Seller’s ability to consummate the Transactions, or to adversely and materially affect any of the Acquired Assets or the Business or Buyer’s ownership and rights with respect to the Business or any of the Acquired Assets after the Closing.
4.4    Financial Information
.
(a)    Section 4.4(a) of the Seller Disclosure Schedule sets forth (i) the unaudited, unreviewed management carve-out statements of profits and losses of the Business for the fiscal year ended May 30, 2020 and for the four (4) month period ending on September 30, 2020 and (ii) the unaudited, unreviewed management carve-out net working capital statement of the Business for each of Seller’s four most recently completed fiscal quarters (collectively clauses (i) and (ii), the “Business Financial Information”). May 30, 2020, shall be referred to herein as the “Financial Information Reference Date”.
(b)    The Business Financial Information has been prepared on a pro forma basis to reflect Seller’s good faith estimate of the results of operations of the Business for the applicable periods presented had the Business been operated as a stand-alone business entity not associated with Seller or its Affiliates during such period, except that the Business Financial Information does not include an allocation of overhead costs to the Business. The Business Financial Information (i) is accurate and (ii) was compiled from and is in accordance with (x) the Books and Records of the Business and (y) the accounting policies and practices of the Seller as applied in all material respects, including the policies set forth in Section 4.4(b) of the Seller Disclosure Schedule (the “Seller Accounting Principles”), and subject to such principles and the inherent limitations ordinarily associated with synthetic carve-out financial statements, reasonably presents the profits and losses of the Business for the periods indicated therein, except that such Business Financial Information may be subject to normal fiscal year-end adjustments.
4.5    Absence of Certain Developments

. Except as set forth on Section 4.5 of the Seller Disclosure Schedule, since the Financial Information Reference Date, (a) the Business has been conducted in all material respects in the Ordinary Course of Business, (b) there has not been any event, change, occurrence or circumstance that has had, or would reasonably be expected to have a Seller Material Adverse Effect, and (c) neither Seller nor any Business Affiliate has taken any action that, if taken after the date hereof and prior to the Closing, would require the consent of Buyer pursuant to Section 6.1(b).
4.6    Legal Proceedings
. Except as set forth on Section 4.6 of the Seller Disclosure Schedule, there are no material (a) pending or, to Seller’s Knowledge, threatened Legal Proceedings against Seller or the Business Affiliates relating to the Acquired Assets, the Business or the Business Employees, or (b) Orders imposed upon Seller or the Business Affiliates relating to the Acquired Assets, the Business or the Business Employees other than Orders generally applicable to the industries in which Seller and the Business Affiliates operate or assets of the nature of the Acquired Assets. There is no Legal Proceeding by Seller or the Business Affiliates pending or which Seller or the Business Affiliates intend to initiate relating to the Acquired Assets, the Business or the Business Employees. To Seller’s Knowledge, there is no proposed Order, other than proposed Orders generally applicable to the industries in which Seller and the Business Affiliates operate or assets of the nature of the Acquired Assets that, if issued or otherwise put into effect, would reasonably be expected to have an adverse and material effect on the Business, any of the Acquired Assets or Assumed Liabilities or the ability of Seller to comply with or perform any covenant or obligation under this Agreement or any of the Transaction Documents.
4.7    Compliance with Laws
. Except as set forth on Section 4.7(a) of the Seller Disclosure Schedule, Seller and the Business Affiliates, as applicable, are and, since January 1, 2017 has been in material compliance with all Laws applicable to the ownership of the Acquired Assets and the operation of the Business, including all Health Care Laws, Food and Drug Laws and Financial Services Laws. Without limiting the foregoing, the conduct of the Business as presently conducted does not constitute a violation of any Law or a tort, in either case in respect of unfair competition or unfair trade practices. None of Seller or any Business Affiliate has, since January 1, 2017, been given written notice of any alleged violation or non-compliance with any Law or Order relating to the Business or the Acquired Assets. To Seller’s Knowledge, none of Seller or any Business Affiliate is, nor has been, under investigation with respect to or been threatened to be charged with or given notice of any violation of any Law or Order relating to the Business or the Acquired Assets.
4.8    Taxes
. Except as set forth on Section 4.8 of the Seller Disclosure Schedule:
(a)    Seller has (or has caused to be) prepared and timely filed (taking into account any valid extensions) with the appropriate Taxing Authorities all Tax Returns required to be filed with respect to the Acquired Assets, and all such Tax Returns were prepared in substantial compliance with all applicable requirements of Law.
(b)    Seller has timely paid, or caused to be timely paid, all Taxes required to be paid by it (whether or not shown on any Tax Return) with respect to the Acquired Assets, and has no liability for Taxes with respect to the Acquired Assets in excess of the amounts so paid.

(c)    No material deficiencies for any Taxes have been proposed, asserted or assessed in writing against Seller with respect to the Acquired Assets that are still pending or have not been paid in full.
(d)    No extensions of the period for assessment of any Taxes or the assertion of any deficiency in respect of Taxes are in effect with respect to the Acquired Assets.
(e)    Seller is not under current material examination, claim, audit, action, suit, proceeding or investigation by any Taxing Authority with respect to the Acquired Assets, nor has Seller received written notice from any Taxing Authority of an intention to begin such a proceeding.
(f)    No claim has been made by any Taxing Authority in a jurisdiction where Seller does not file Tax Returns with respect to a particular Tax that Seller is or may be subject to taxation in such jurisdiction with respect to the Acquired Assets which claim has not been resolved.
(g)    There are no Liens for Taxes upon any of the Acquired Assets and there is no claim for Taxes that would reasonably be expected to give rise to a Lien on any of the Acquired Assets.
4.9    Material Contracts
.
(a)    Section 4.9(a) of the Seller Disclosure Schedule sets forth a list (referencing the applicable subsection of this Section 4.9(a)) identifying each of the Contracts which meets the following criteria (collectively, the “Material Contracts”, and the Material Contracts that are Acquired Contracts (each of which Acquired Material Contracts is marked with an * on the Seller Disclosure Schedule) being, collectively, the “Acquired Material Contracts”):
(i)    any Customer Contract or Contract for the sale or provision by Seller or a Business Affiliate of Business Products (except for those Contracts solely for the sale or provision of the Non-PaCS Applications);
(ii)    any Contract granting most favored customer pricing to any Person with respect to the Business, or any Contract providing for the grant of exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal, rights of first negotiation or similar rights and/or terms with respect to the Business to any Person, or any Contract prohibiting or limiting the right of Seller or a Business Affiliate to conduct the Business (including any non-competition provisions) or prohibiting or restricting their ability to conduct the Business with any Person (other than restrictions imposed by law or customary confidentiality provisions entered into in the Ordinary Course of Business) or provide services of the Business to any Person in any geographic area, in each case, other than restrictions that would not be applicable to Buyer’s conduct of the Business immediately after Closing;
(iii)    any Contract Related to the Business with any vendor or supplier;
(iv)    each IP Contract;
(v)    any Contract Related to the Business with any reseller, distributor, original equipment manufacturer, value added reseller or similar indirect channel partner;

(vi)    any Contract Related to the Business pursuant to which Seller or its Affiliates is a lessor or lessee of (A) any real property or (B) any office furniture, fixtures or other personal property involving payments in excess of Twenty-Five Thousand Dollars ($25,000) individually during the fiscal year ending May 29, 2021;
(vii)    any Contract granting a Lien upon any Acquired Asset, other than Permitted Liens;
(viii)    any partnership, joint venture, or other similar equity investment Contract that involves a sharing of profits of the Business with a third party;
(ix)    any Contract providing for a material acquisition or a material disposition of any Person, asset or business in connection with, or constituting part of, the Business (other than the Transaction Documents);
(x)    any settlement agreement imposing material limitations on the conduct or operation of the Business (including the operation or conduct of the Business by Buyer or its Affiliates after Closing);
(xi)    any Contract with any labor union or any collective bargaining agreement that governs the employment or service terms of any Business Employees;
(xii)    any Contract requiring any capital commitment or capital expenditures (including any series of related expenditures) Related to the Business in excess of Twenty-Five Thousand Dollars ($25,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate, other than any Contract with a Customer not expressly requiring capital expenditures as such; and
(xiii)    any Contract Related to the Business with any Governmental Entity.
(b)    Except as set forth on Section 4.9(b) of the Seller Disclosure Schedule, each Acquired Material Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of Seller or the applicable Business Affiliate, and, to Seller’s Knowledge, of the other party or parties thereto, except as enforceability may be limited by the Enforceability Exception. None of Seller or the applicable Business Affiliate is in breach or default under any such Acquired Material Contract, and, except as set forth on Section 4.3(a) or Section 4.3(b) of the Seller Disclosure Schedule, no event has occurred or circumstances exist (in each case solely with respect to Seller and the Business Affiliates) which, with the delivery of notice, the passage of time or both, would constitute a breach or default, or permit the termination, modification or acceleration under any such Acquired Material Contract. No party to any Acquired Material Contract has exercised any termination rights with respect thereto, and no party has given written notice of any dispute with respect to any Acquired Material Contract. Seller has made available to Buyer true, accurate and complete copies of all Acquired Material Contracts, including all amendments, modifications, or supplements thereto or, with respect to any Acquired Material Contracts that are not in written form, Section 4.9(b) of the Seller Disclosure Schedule provides an accurate and complete description of the material terms of such Acquired Material Contract.
4.10    Title to Acquired Assets; Sufficiency
.

(a)    Except as set forth in Section 4.10(a) of the Seller Disclosure Schedule, Seller or a Business Affiliate has good and marketable title to (or a valid leasehold or license interest in) the Acquired Assets (other than items of tangible personal property that individually and in the aggregate are immaterial to the operation of the Business), and such title or leasehold interests are free and clear of all Liens other than Permitted Liens. All material items of tangible personal property included in the Acquired Assets are in reasonably good operating condition and repair (ordinary wear and tear excepted).
(b)    After giving effect to the Transition Services Agreement, and subject to the employment of the Business Employees as contemplated by Section 6.9(a), receipt of all Governmental Approvals described in Section 4.3(b) of the Seller Disclosure Schedule, and giving of notice or receipt of consent as contemplated by Section 4.3(a) of the Seller Disclosure Schedule, and except for the Shared Services and as set forth in Section 4.10(b) of the Seller Disclosure Schedule, the Acquired Assets constitute all of the Contracts, assets, rights and properties (whether real, personal or mixed and whether tangible or intangible) necessary, and such assets, rights and properties are sufficient, to enable Buyer, following the Closing, to conduct the Business in the manner the Business is presently conducted.
4.11    Intellectual Property
.
(a)    Seller and its Affiliates (i) own and have independently developed or acquired or (ii) have the valid right or license to all Acquired Intellectual Property. Except for the (i) Acquired Intellectual Property, (ii) Excluded Assets set forth on Schedule 2.2(f), (iii) Intellectual Property Rights and Technology provided to Seller through the Shared Services or provided to Buyer after the Closing Date under the Transition Services Agreement, and (iv) Intellectual Property Rights and Technology set forth on Section 4.11(a) of the Seller Disclosure Schedule, neither Seller nor its Affiliates use or own or license for use in the operation of the Business any Technology or Intellectual Property Rights, including websites, patents, domain names, copyrights (other than unregistered copyrights in product and marketing materials and website content), trademarks, service marks, tradenames, databases or software (other than commercially available software).
(b)    Schedule 4.11(b) of the Seller Disclosure Schedule sets forth each item of Registered Intellectual Property registered or applied for in the name of Seller or the Business Affiliates that is included in the Acquired Intellectual Property (the “Acquired Registered Intellectual Property”) and indicates for each item the registration and application numbers and dates, the applicable filing jurisdiction, title, registered owner or registrant, and the status of such application or registration, as applicable. All necessary documents, recordations, affidavits and certificates currently due for filing as of the date hereof in connection with such Acquired Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, registering or maintaining such Acquired Registered Intellectual Property.
(c)    Each item of Acquired Registered Intellectual Property is subsisting, and to Seller’s Knowledge, valid (or in the case of applications, being examined for validity) and enforceable. No Legal Proceeding to which Seller or any of its Affiliates is a party (other than office actions in connection with the application for, or prosecution of, any Acquired Registered Intellectual Property) is pending or, to Seller’s Knowledge, threatened, by or before any Governmental Entity, that challenges the legality, validity, enforceability, registration, use or ownership of any Acquired Registered Intellectual Property.

(d)    Seller or one of the Business Affiliates exclusively owns all right, title and interest in and to the Acquired Intellectual Property free and clear of all Liens, other than Permitted Liens and subject to the foregoing, all such Acquired Intellectual Property is, and immediately following Closing, will be, fully transferable, alienable, licensable and, to Seller’s Knowledge, enforceable by Buyer without restriction and without payment of any kind to any Person. Neither Seller nor any of the Business Affiliates has granted or transferred (or is obligated to grant or transfer) to any Person or has permitted (or is obligated to permit) any Person to retain any ownership interest, including any joint ownership interest, or any exclusive rights in, any Acquired Intellectual Property material to the conduct of the Business.
(e)    No funding, facilities or resources of a Governmental Entity or university, college or other educational institution or research center were used in the creation, design or development of any Acquired Intellectual Property in such a way that would grant such Person ownership rights therein. Neither Seller nor any of its Affiliates has made any contribution to any standards setting organization that requires or creates obligations that Seller or any of the Business Affiliates license or offer to license any Acquired Intellectual Property.
(f)    No Legal Proceedings are pending or, to Seller’s Knowledge, threatened against Seller or any of the Business Affiliates, alleging that any part of the Business or the Acquired Intellectual Property is infringing, misappropriating, diluting or otherwise violating the Intellectual Property Rights of any Person. The Acquired Intellectual Property and the conduct of the Business as presently conducted, including the use of the Acquired Intellectual Property in connection therewith, have not, do not, and, except to any extent caused by Buyer’s modification of the Acquired Intellectual Property, will not, infringe or misappropriate the Intellectual Property Rights of any Person.
(g)    To Seller’s Knowledge, no third party is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any rights in respect of the Acquired Intellectual Property, and no Legal Proceedings have been instituted by or on behalf of Seller or its Affiliates or, to Seller’s Knowledge, threatened against any Person alleging such Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Acquired Intellectual Property.
(h)    In each case in which Seller or any Business Affiliate has engaged or hired a Person who has created or developed any Acquired Intellectual Property, Seller or such Business Affiliate has obtained, either by operation of law or valid assignment or transfer exclusive ownership of all Intellectual Property Rights in such Acquired Intellectual Property. All Persons who have created or developed any Acquired Intellectual Property have executed an agreement under which (i) all rights, title and ownership in and to such Acquired Intellectual Property have been assigned to Seller or a Business Affiliate or, in the case of personnel of Seller or a Business Affiliate, were subject to Sellers’ or its Business Affiliates’ internal policies or procedures of the Business relating to the assignment (via a present grant of assignment) by such Person to Seller or the applicable Business Affiliate of all right, title and ownership in and to all such Acquired Intellectual Property, and (ii) such Person is required to maintain as confidential all confidential information and Trade Secrets of Seller and its Affiliates Related to the Business.
(i)    Seller and its Affiliates have taken commercially reasonable security measures to maintain and protect the secrecy, confidentiality and value of all Trade Secrets used in or held for the benefit of the Business. To Seller’s Knowledge, there has been no unauthorized disclosure of, or access to, confidential information or materials that Seller maintains in connection with a Trade Secret relating to the Business.

(j)    To Seller’s Knowledge, no Business Product contains any undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” “viruses,” bugs, faults, security vulnerabilities or other Software routines, in any case that have resulted in (i) any Person accessing without authorization or disabling or erasing any Business Product, (ii) a significant adverse effect on the functionality of any Business Product or (iii) unauthorized acquisition of or access to confidential or proprietary information or Personal Data created, received, maintained or transmitted on or through any Business Products. Seller employs commercially reasonable measures to ensure that the Business Product is free from any “viruses” that would materially affect the performance of the Business Product. For the purposes of this Agreement, “virus” means any computer code which has the ability to damage, interfere with, disrupt or otherwise adversely affect the operation of any computer programs, Software or hardware without the consent or intent of the computer user.
(k)    Section 4.11(k)(i) of the Seller Disclosure Schedule contains a true and complete list of all the Software and systems included in the Acquired Intellectual Property. Except as set forth on Section 4.11(k)(ii) of the Seller Disclosure Schedule, Seller has not incorporated any Open Source Software, copyleft or community source code into the Software included in the Acquired Intellectual Property.
(l)    Neither Seller nor any of the Business Affiliates has distributed any Software or database that is part of the Acquired Intellectual Property under an Open Source License in a manner that would require any Acquired Intellectual Property (i) to be disclosed or distributed in Source Code form, (ii) to be licensed for purposes of preparing derivative works or (iii) to be redistributed at no charge. Seller and the Business Affiliates are and have been in compliance with all Open Source Licenses related to the Acquired Intellectual Property to which they are subject.
(m)    Section 4.11(m) of the Seller Disclosure Schedule contains a complete and accurate list of, and Seller has made available to Buyer true and complete copies of, all Contracts pursuant to which Seller or any of its Business Affiliates (i) grants any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to any Person under or to any Acquired Intellectual Property Rights, except for any outbound licenses solely for the use of the Non-PaCS Applications, or (ii) is granted a license, covenant not to assert, release, agreement not to enforce or prosecute, or immunity relating to the Acquired Intellectual Property, except for any inbound licenses that are Excluded Assets (the foregoing, the “IP Contracts”).
(n)    Neither Seller nor any of its Affiliates nor any other Person acting on their behalf has provided, licensed or disclosed to any third party the Source Code of any Acquired Intellectual Property, or had any such Source Code deposited into or released from escrow under any source code escrow agreement or other arrangement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by Seller or any of its Affiliates or any Person then acting on their behalf to any Person of any Source Code included in the Acquired Intellectual Property (other than to Buyer or its representatives in connection with the Transactions).
(o)    The IT Systems (i) materially operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Seller and the Business Affiliates in connection with the Business and (ii) have not malfunctioned or failed in a manner that has had a material impact on the Business. Seller and the Business Affiliates use commercially reasonable efforts to protect the confidentiality, integrity, operation, and security of the IT Systems and all data, information, and transactions of the Business stored therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties. Seller and the Business Affiliates have implemented commercially reasonable backup, cybersecurity and disaster recovery technology processes and procedures, and no Person has gained unauthorized access to the IT Systems.
(p)    The execution, delivery and performance of this Agreement, and the consummation of the Transactions, will not result in (i) the disclosure of any Source Code included in the Acquired Intellectual Property or (ii) the grant (or requirement to grant) to any Person of any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to or under any Acquired Intellectual Property, except in the case of clause (i) and clause (ii) for such disclosure and license grants to Buyer as contemplated by this Agreement and the other Transaction Documents in connection with the consummation of the Transactions. The execution, delivery and performance of this Agreement, and the consummation of the Transactions, will not, by the express terms of any Contracts to which Seller or any of the Business Affiliates is a party (but to which Buyer and its Affiliates are not) result in the grant (or requirement to grant) to any Person of any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity by or on behalf of Buyer or any of its Affiliates with respect to any Acquired Intellectual Property.
4.12    Privacy and Data Security
.
(a)    Seller’s and each of the Business Affiliates’ receipt, collection, transmission, use and disclosure of Personal Data and any such activities performed on behalf of Seller or any of the Business Affiliates, in each case in connection with the operation of the Business, have materially complied with (i) provisions governing privacy, data protection, or information security matters in any Material Contracts, (ii) applicable Information Privacy and Security Laws and (iii) applicable policies and procedures adopted by Seller and any of its Affiliates relating to privacy, data protection, or information security with respect to Personal Data (the “Privacy Commitments”).
(b)    There has been no data security breach of, unauthorized access to, or malicious disruption of Seller’s IT Systems that transmit or maintain Personal Data used in the Business, that would constitute a breach for which notification by Seller or the Business Affiliates to individuals and/or Governmental Entities and/or Customers, in each case with respect to the Business, is required under any Information Privacy and Security Laws applicable to the Business or under any Material Contracts, and no such notification has been made. To Seller’s Knowledge, none of the Business’s vendors, suppliers and subcontractors, have (x) suffered any security breach that resulted in any unauthorized access to or use of any Personal Data used in the Business, or (y) breached any obligations relating to Personal Data in any Material Contracts.
(c)    Seller maintains and implements a reasonably appropriate written information security program covering the Business designed to (i) identify and address internal and external risks to the security of any Personal Data, and (ii) implement administrative, technical and physical safeguards to control these risks. For each of fiscal year 2018, 2019 and 2020, Seller has performed a security risk assessment covering the Business and has taken commercially reasonable measures to address and remediate all critical and high risk (or similar designation) threats and deficiencies identified in those security risk assessments. Seller has made available to Buyer the third party assessments of the information systems included in the Acquired Assets or applicable to the Business in the possession or control of Seller or any Business Affiliate.

(d)    No Person has made any written complaint or claim against Seller or any of the Business Affiliates or commenced any Legal Proceeding by or before any Governmental Entity or arbitration body against Seller or any of the Business Affiliates with respect to (i) any alleged violation of Information Privacy and Security Laws by Seller or any of its Affiliates or (ii) Seller’s or any of its Affiliates’ privacy or data security practices with respect to Personal Data, in each case of (i) and (ii), in relation to the operation of the Business.
(e)    The execution, delivery and performance of this Agreement, and the consummation of the Transactions, will not result in a breach of the Privacy Commitments.
4.13    Labor and Employment Matters
.
(a)    Section 4.13(a)(i) of the Seller Disclosure Schedule lists, as of the date hereof, all Business Employees including each such Business Employee’s name, title, level mapping, current annual base salary, most recent cash bonus (if any), current target bonus (if any), employee classification as exempt/non-exempt, whether on a leave of absence (and if on leave, the type of leave and estimated date of return), any rights to severance, any rights to a bonus or other compensation in connection with the transactions under this Agreement, any visa or immigration application status, and date of hire. Seller shall regularly update the list of Business Employees in Section 4.13(a)(i) of the Seller Disclosure Schedule to reflect any changes (in each case, such changes only as permitted under this Agreement including the restriction in Section 6.1(b) of this Agreement), with the final update of the list of Business Employees occurring no later than fifteen (15) Business Days prior to Closing. No Business Employee has been granted or has any entitlement to receive any incentive compensation awards in respect of periods after Seller’s current fiscal year. As of the date hereof, none of the Business Employees is not actively at work due to long-term disability leave. No Business Employee is a party to, or is otherwise bound by, any Contract Related to the Business, including any Contract containing confidentiality or non-competition covenants, that adversely affects or restricts the performance of such employee’s duties for the Business, other than any Contract with Seller or any of its Affiliates that will not affect or restrict the performance of such employee’s duties for the Business following the Closing. The list of Business Employees consists solely of employees who are exclusively dedicated to the Business. Except for personnel that provide Shared Services, and except as otherwise set forth on Schedule 4.13(a)(ii), the list of Business Employees includes all employees that are necessary to conduct and operate the Business as conducted and operated as of the date hereof. Except as set forth in Section 4.13(a)(iii) of the Seller Disclosure Schedule, Seller has not, in the twelve (12) month period prior to the date of this Agreement, transferred any employee of Seller or its Affiliates into the Business, or any Business Employee out of the Business, or modified a Business Employee’s role or duties, such that, in each case, he or she became, or ceased to be, exclusively dedicated to the Business.
(b)    With respect to the Business, Seller and each Business Affiliate that employs Business Employees has, in all material respects with respect to such employment, complied with all Laws relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of Taxes, and has withheld and remitted to the applicable taxing authority all amounts required by Law or agreement to be withheld from the wages or salaries of its Business Employees and is not liable for any arrears of wages or other Taxes or penalties for failure to comply with any of the foregoing. None of the Business Employees is currently designated or has been designated in Seller’s current fiscal year as a “business confirmed low performer.”

(c)    Neither Seller nor any Affiliate of Seller is party to any collective bargaining agreement or similar Contract with any labor organization with respect to any Business Employees. Except as set forth on Section 4.13(c) of the Seller Disclosure Schedule, since January 1, 2017, (i) there have been no material strikes, work stoppages, work slowdowns, lockouts, picketing or other similar labor disputes involving Business Employees pending or, to Seller’s Knowledge, threatened against Seller or any Affiliate of Seller with respect to Business Employees, (ii) there have been no material unfair labor practice charges or material grievances, charges or complaints involving Business Employees pending or, to Seller’s Knowledge, threatened by or on behalf of any Business Employees against Seller or any Affiliate of Seller and (iii) to Seller’s Knowledge, there have been no union organizing or decertification activities involving Business Employees pending or threatened.
(d)    Section 4.13(d) of the Seller Disclosure Schedule sets forth a list of all Employee Benefit Plans. Seller has made available to Buyer a summary of the Employee Benefit Plans, and all Employee Benefit Plans are in material compliance with all Laws.
(e)    Neither the Seller nor any of its ERISA Affiliates, nor any predecessor thereof, sponsors, maintains or contributes to, or in the past three years has sponsored, maintained or contributed to, a “multiemployer plan” within the meaning of Section 3(37) of ERISA, that would result in the imposition of any material liability on Buyer or any of its Affiliates following the Closing. No circumstances exist that would result in any material liability to Seller or any of its ERISA Affiliates, under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, that would reasonably be expected to result in the imposition of any material liability on Buyer or any of its Affiliates in respect of the Business Employees. Seller and its ERISA Affiliates have no liability to provide, and no liability with respect to an obligation to provide, medical, dental or life insurance coverage or any other welfare benefits after a termination of employment in respect of any Business Employee, except as may be required under Laws or Section 4980 of the Code. “ERISA Affiliates” means any trade or business (whether or not incorporated) that is treated as a single employer with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code.
(f)    None of the execution, delivery and performance of this Agreement, the consummation of the transactions thereunder, any termination of employment or service and any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any material payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any Business Employee, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Business Employee, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, or (iv) increase the amount of compensation due to any Business Employee. No amount paid or payable by Seller or its Affiliates in connection with the Transactions, whether alone or in combination with another event, will be an “excess parachute payment” within the meaning of Code Section 280G or Code Section 4999 or will not be deductible by Seller and its Affiliates by reason of Code Section 280G.
(g)    Section 4.13(g) of the Seller Disclosure Schedule lists, as of the date hereof, all consultants, independent contractors and other individual non-employee service providers whose services are Related to the Business, including each individual’s compensation, initial date of engagement and each subsequent engagement (if applicable).

(h)    No allegations of sexual harassment, sexual assault, or misconduct have been made against any Business Employee in the course of being employed by Seller or any Business Affiliate and neither Seller nor any Business Affiliate has made any payment arising out, or entered into any settlement agreement or conducted any investigation related to, allegations of sexual harassment, sexual assault or misconduct by or regarding any Business Employee. To the extent any allegation of sexual harassment, sexual assault, or misconduct has been made, Seller and each Business Affiliate have promptly, thoroughly and impartially investigated all sexual harassment allegations of which they are aware. With respect to each such allegation with potential merit, Seller or a Business Affiliate, as applicable, has taken prompt corrective action that is reasonably calculated to prevent further harassment. To Seller’s Knowledge, there is no liability with respect to any such allegations.
4.14    Acquired Leases
. Seller has delivered to Buyer a true and complete copy of each Acquired Lease. With respect to each Acquired Lease:
(a)    except as set forth on Section 4.14(a) of the Seller Disclosure Schedule, such Acquired Lease is in full force and effect and is a legal, valid, binding, and enforceable obligation of Seller or the applicable Business Affiliate, and, to Seller’s Knowledge, of the landlord under the Acquired Lease, except as enforceability may be limited by the Enforceability Exception;
(b)    Seller’s leasehold with respect to such property is free and clear of all Liens other than Permitted Liens; and
(c)    neither Seller, nor to Seller’s Knowledge, the landlord under the Acquired Lease is in breach or default under such Acquired Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default by Seller or, to Seller’s Knowledge, the landlord under the Acquired Lease, and Seller has paid all rent due and payable under such Acquired Lease.
4.15    Transactions with Related Parties
. Except as set forth on Section 4.15 of the Seller Disclosure Schedule, as of the date hereof, (a) no individual officer, director, partner or principal of Seller or any Business Affiliate, and (b) no Affiliate of Seller or any Business Affiliate (other than Seller and the Business Affiliates) (each, a “Related Party”), is a party to any material transaction, Acquired Lease, Acquired Contract or any other Contract Related to the Business (other than employment, consulting, and other related agreements entered into with individuals, and the Shared Services).
4.16    Permits
. Seller and the Business Affiliates have obtained, and are in compliance with, all Permits required to conduct the Business as currently conducted, except where the failure to obtain such Permits would not have a Seller Material Adverse Effect. The Permits required to conduct the Business are valid and in full force and effect.
4.17    Financial Advisors
. Except as set forth on Section 4.17 of the Seller Disclosure Schedule, no Person (a) has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for Seller or any Business Affiliate and (b) is entitled to any fee or commission or like payment from Seller or any Business Affiliate in connection with the Transactions that would be an Assumed Liability.
4.18    Environmental, Health and Safety Matters
. Seller and the Business Affiliates are, and have at all times been, in compliance in all material respects with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of the Business or the Acquired Assets. Seller has not treated, stored, arranged for or knowingly permitted the disposal of, transported, handled, manufactured, distributed, released, or exposed any Person to, any Hazardous Materials, or owned or operated any property or facility that is or has been contaminated by any Hazardous Materials, in connection with the Business that would reasonably be expected to give rise to any current or future liabilities. There is no pending, or to Seller’s Knowledge, threatened allegation by any Person that the Acquired Assets are not, or that its Business has not been conducted, in compliance with all Environmental, Health and Safety Requirements. Seller has not retained or assumed any liability of any other Person under any Environmental, Health and Safety Requirements in connection with the Business. To Seller’s Knowledge, there are no past or present facts, circumstances or conditions that would reasonably be expected to give rise to any material liability of Seller or the Business Affiliates Related in connection with the Business under any Environmental, Health and Safety Requirements.
4.19    Customers; Suppliers; Channel Partners
.
(a)    Section 4.19(a) of the Seller Disclosure Schedule sets forth a list of the top twenty (20) Customers that have a Contract with Seller or the Business Affiliates based on revenues of the Business from such Customers for the one (1) fiscal year period ended May 30, 2020 and the four (4) month period ended September 30, 2020, in the aggregate (each, a “Material Customer”). Neither Seller nor any of the Business Affiliates has received any written notice from any Material Customer that such Material Customer shall not continue as a Customer of Seller on the same terms as are currently in effect, or that such Material Customer intends to terminate, modify in any material respect or not renew existing Contracts with Seller or the Business Affiliates.
(b)    Section 4.19(b) of the Seller Disclosure Schedule sets forth a list of the top twenty (20) suppliers or vendors of the Business based on total spend by the Business for such suppliers or vendors during the one (1) fiscal year period ended May 30, 2020 and the four (4) month period ended September 30, 2020 (each, a “Material Supplier”). As of the date hereof, neither Seller nor any of the Business Affiliates has received any written notice from any Material Supplier that such Material Supplier shall not continue as a supplier or vendor to Seller or the Business Affiliates, that such Material Supplier intends to terminate, modify in any material respect or not renew existing Contracts with Seller or the Business Affiliates, or to materially change the terms upon which it currently sells products or services to the Business.
(c)    None of the revenues of the Business arise from any resellers, distributors, original equipment manufacturer, value added reseller or similar indirect channel partner engaged by Seller or the Business Affiliates.
4.20    Insurance

. Since January 1, 2017, no material claims with respect to the Business have been made against the insurance policies of Seller or the Business Affiliates.
4.21    Independence
. As of the date hereof, to Seller’s Knowledge, there is no prohibition under the Independence Rules to the execution, delivery and performance of this Agreement or any of the Transaction Documents by Seller or the consummation of the Transactions.
4.22    Limitations of Representations and Warranties
. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULE), THE ACQUIRED ASSETS AND THE ASSUMED LIABILITIES ARE BEING SOLD AND TRANSFERRED TO BUYER, AND BUYER IS ACCEPTING THE SAME “AS IS” AND “WHERE IS”, AND SELLER AND ITS AFFILIATES MAKE NO, AND HAVE NOT AUTHORIZED ANY PERSON TO MAKE, AND BUYER IS NOT RELYING ON, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, THE BUSINESS AFFILIATES, THE ACQUIRED ASSETS, THE ASSUMED LIABILITIES, THE BUSINESS OR THE TRANSACTION, INCLUDING WITH RESPECT TO MERCHANTABILITY AND FITNESS FOR USE OR A PARTICULAR PURPOSE, THE OPERATION OF THE BUSINESS BY BUYER AFTER THE CLOSING, OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW, AND ANY SUCH REPRESENTATION OR WARRANTY IS EXCLUDED FROM THE SALES AND TRANSFERS HEREUNDER.
Article 5

REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth on the disclosure schedule delivered by Buyer to Seller concurrently with entry into this Agreement and attached to this Agreement as Schedule V (the “Buyer Disclosure Schedule”), Buyer represents and warrants to Seller that:
5.1    Organization and Power
. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Buyer has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Buyer is duly licensed or qualified to do business in each jurisdiction in which the nature of its business or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so licensed or qualified would not have a Buyer Material Adverse Effect.
5.2    Authorization of Agreement
. The execution and delivery of this Agreement and each Transaction Document to which it is or will be a party and the consummation of the Transactions has been duly authorized by the requisite corporate action on the part of Buyer. This Agreement and each Transaction Document to which Buyer is or will be a party has been or will be at or prior to the Closing, duly and validly executed and delivered by Buyer, and, assuming the due authorization, execution and delivery by the other parties thereto, this Agreement and each Transaction Document, when so executed and delivered, will constitute, the legal, valid and binding obligations of Buyer, enforceable against it in accordance with the applicable terms thereof, subject to the Enforceability Exception.
5.3    Conflicts; Consents of Third Parties
.
(a)    The execution, delivery and performance by Buyer of this Agreement and each Transaction Document to which it is or will be a party, and the consummation of the Transactions, will not conflict with, violate or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification or cancellation under, any provision of (i) the Organizational Documents of Buyer; (ii) any Contract to which Buyer is a party or by which any of the properties or assets of Buyer are bound; or (iii) any Law applicable to Buyer.
(b)    No Governmental Approval is required on the part of Buyer or any of its Affiliates in connection with the execution and delivery by Buyer of this Agreement or each Transaction Document to which it is or will be a party, or the consummation of the Transactions by Buyer, except (i) as may be necessary as a result of the identity or the legal or regulatory status of Buyer and (ii) where the failure to obtain such Governmental Approval would not reasonably be expected to affect Buyer’s ability to consummate the Transactions or to pay the Purchase Price.
5.4    Legal Proceedings
. There are no pending or, to the knowledge of Buyer, threatened, Legal Proceedings against Buyer or any of its Affiliates that would have, individually or in the aggregate, a Buyer Material Adverse Effect. There is no outstanding material Order imposed upon Buyer or any of its Affiliates or any of their respective assets, except for Legal Proceedings which, if adversely determined, would not have, individually or in the aggregate, a Buyer Material Adverse Effect.
5.5    Financial Capability
. Buyer has, and will have as of the Closing, sufficient cash on hand (without giving effect to any unfunded financing regardless of whether any such financing is committed) to pay the Purchase Price and all related fees and expenses incurred by Buyer in connection with the Transactions. Buyer is solvent, and, immediately following the consummation of the Transactions, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business.
5.6    Financial Advisors
. Except as set forth on Section 5.6 of the Buyer Disclosure Schedule, no Person (a) has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for Buyer or its Affiliates and (b) is entitled to any fee or commission or like payment from Buyer or its Affiliates in connection with the Transactions that would be payable by Seller.
5.7    No Other Representations and Warranties; No Reliance; Buyer Investigation

. Buyer acknowledges and agrees that, except as expressly set forth in ARTICLE IV, Seller makes no, and Seller and the Business Affiliates have made no (and Buyer has not relied upon any)representation or warranty, express or implied, relating to the Seller, the Business Affiliates, the Acquired Assets, the Assumed Liabilities, the Business or any of its businesses, operations, assets, liabilities, conditions or prospects, or the Transactions, including with respect to merchantability, fitness for any particular or ordinary purpose, the operation of the Business by Buyer after the Closing, or any representation or warranty arising from statute or otherwise, or as to the accuracy or completeness of any information regarding any of the foregoing, or as to any other matter, notwithstanding the delivery or disclosure to Buyer or any of its Affiliates or representatives of any documents, opinions, projections, forecasts, statements, teasers, memorandums, presentations, advice or information (whether communicated orally or in writing), and any such other promises, representations or warranties, or liability or responsibility therefor, are hereby expressly disclaimed.
Article 6

COVENANTS
6.1    Conduct of Business
.
(a)    From the date hereof and until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 9.1, Seller shall, and shall cause each of the Business Affiliates to:
(i)    conduct the Business in the Ordinary Course of Business (except to the extent expressly provided otherwise herein or as consented to in writing by Buyer) and in compliance with Law, in each case, in all material respects;
(ii)    (A) pay and perform all of the debts and other obligations (including Taxes) of the Business when due, (B) use commercially reasonable efforts to collect Accounts Receivable of the Business in a manner consistent with past practice and policies and not extend credit in relation to the Business outside of the Ordinary Course of Business, (C) sell the Business Products in a manner consistent with past practice and policies as to discounting, license, service and maintenance terms, incentive programs, revenue recognition and other terms and (D) use its commercially reasonable efforts consistent with past practice and policies to keep available the services of the Business Employees (except to the extent Buyer has identified any of them in writing as individuals who will not be Transferred Personnel) and preserve intact in all material respects the Business’s relationships with its customers and Material Suppliers, except in respect of any Contracts with customers and Material Suppliers which expire during such period by their terms;
(iii)    maintain each of the Business Leased Real Property in all material respects in accordance with the terms of the applicable Acquired Lease;
(iv)    promptly notify Buyer of any written notice, or receipt, to the actual knowledge of Mel Walker, Guy Merritt or Adnan Amjad, of any other communication, from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(v)    promptly notify Buyer, to the extent permitted by Law, of any written notice, or upon Seller obtaining actual knowledge, of any other communication, from any Governmental Entity (A) relating to the Transactions, (B) indicating that a Permit Related to the Business is required in any jurisdiction in which such Permit has not been obtained, which failure to obtain would reasonably be expected to be material to the Business;
(vi)    promptly notify Buyer of any material inaccuracy in or breach of any representation or warranty of Seller contained herein or breach of any material covenant of Seller herein, provided that the phrase “as of the Agreement Date” in any such representation and warranty shall be disregarded for such purpose, in each case as to which Mel Walker, Guy Merritt or Adnan Amjad obtain actual knowledge;
(vii)    keep Buyer reasonably informed of any material actions taken, or expected to be taken, by Seller or any Business Affiliate in relation to the Business relating to COVID-19 and, in the case of such actions other than those being taken by Seller and its Affiliates with respect to their businesses generally (including with respect to remote work), consult with Buyer in good faith prior to implementing any such actions by Seller or such Business Affiliate in relation to the Business.
(b)    Except (i) as contemplated, permitted or required pursuant to the terms hereof or any Transaction Document or as reasonably necessary in connection with the Transactions, (ii) as required by Law, (iii) as disclosed on Schedule 6.1(b) of the Seller Disclosure Schedule, or (iv) as Buyer shall have approved in writing in advance, from the date hereof and until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 9.1, Seller shall not, and Seller shall cause the Business Affiliates not to, do any of the following to the extent such actions relate to the Business:
(i)    mortgage, pledge or subject any of the Acquired Assets, or any part thereof, to any Lien other than Permitted Liens and Liens that will be released at or prior to Closing;
(ii)    sell, assign, transfer or otherwise dispose of any of the Acquired Assets (other than (A) personal property sold or otherwise disposed of in the Ordinary Course of Business, which is excess, obsolete or not material to the Business, or (B) non-exclusive licenses of Intellectual Property Rights granted to any Customer in the Ordinary Course of Business);
(iii)    (A) commence a Legal Proceeding relating to the Acquired Assets other than (I) for breach of this Agreement or (II) for the routine collection of bills (for (II), after reasonable consultation with Buyer prior to filing such a suit) or (B) settle or compromise any pending or threatened Legal Proceedings relating to the Acquired Assets or the operation of the Business;
(iv)    (A) transfer any employee of Seller or its Affiliates into the Business such that he or she would become exclusively dedicated to the Business, transfer any Business Employee out of the Business such that he or she would no longer be exclusively dedicated to the Business, hire any Business Employee (except to fill current vacancies set forth on Section 6.1(b)(iv) of the Seller Disclosure Schedule or vacancies arising after the date of this Agreement due to the departure of any Business Employee) or terminate any Business Employees (except for any Business Employees whom Buyer has identified in writing as not being Transferred Personnel), or (B) increase the compensation or benefits of any Business Employees, other than, in the case of clause (B), (I) as required by Law or in the Ordinary Course of Business or in accordance with any pre-existing contractual obligations set forth in Section 6.1(b)(iv) of the Seller Disclosure Schedule, or (II) retention payments or bonuses that may be paid by Seller or the Business Affiliates in connection with the Transactions as set forth in Section 6.1(b)(iv) of the Seller Disclosure Schedule;
(v)    enter into any collectively bargained agreements or similar agreements, or enter into any amendments or modifications of such agreements, in each case which relate to or involve the Business, the Business Employees or the Acquired Assets;
(vi)    grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Business Employee, other than retention payments or bonuses that may be paid by Seller or the Business Affiliates in connection with the Transactions as set forth in Section 6.1(b)(iv) of the Seller Disclosure Schedule;
(vii)    acquire any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets, that in each case is or are Related to the Business, or enter any joint venture, strategic alliance or partnership Related to the Business;
(viii)    (A) acquire any material assets that would constitute an Acquired Asset or (B) license any Acquired Intellectual Property (other than non-exclusive licenses of Intellectual Property Rights granted to any Customer in the Ordinary Course of Business);
(ix)    terminate or waive any right of material value related to the Acquired Assets or Related to the Business;
(x)    enter into any Contract binding on Seller, the Business Affiliates or the Business granting “most favored nation” status or similar rights to any Person with respect to the Business, granting exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights or terms to any Person with respect to the Business or limiting the freedom to engage in the Business, operate the Business in any geographic area or compete with any Person in connection with the conduct of the Business;
(xi)    extend the period for payment of Accounts Payable or accelerate the payment of Accounts Receivable other than in the Ordinary Course of Business;
(xii)    change the invoicing practices of the Seller or the Business Affiliates with respect to the Business in a manner that would accelerate the timing for delivering invoices for services of the Business to Customers under Acquired Contracts;
(xiii)    enter into any Contract that that if in effect on the Agreement Date would be an Acquired Material Contract or amend, renew or waive any material provision of, or transfer or terminate, any Acquired Material Contract (other than automatic renewals in accordance with the terms of such Acquired Material Contract);
(xiv)    directly or indirectly engage in any transaction, arrangement or Contract Related to the Business with any Related Party (other than in the Ordinary Course of Business),

except for transactions, arrangements or Contracts that by their terms expire or will be terminated at or prior to the Closing; or
(xv)    agree to do any of the foregoing.
(c)    Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall (x) give Buyer, directly or indirectly, the right to control or direct the operations of Seller or the Business prior to the Closing or (y) restrict Seller’s ability to obtain any consents or waivers as contemplated hereunder in connection with the Transactions. Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Business. Notwithstanding anything to the contrary set forth in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in this Section 6.1 to the extent that the requirement of such consent would reasonably be expected to violate any Laws.
6.2    Information and Access
.
(a)    From the date of this Agreement until the earlier of the termination of this Agreement and the Closing Date upon reasonable prior written request, subject to Section 6.2(b), and except as determined by Seller in good faith to (x) be appropriate to ensure compliance with Law, (y) reasonably be expected to violate the attorney-client privilege or other contractual confidentiality obligations or (z) without limiting the foregoing (but solely in the case of access prior to the Closing), reasonably be expected to cause competitive harm to the Business if the Transactions are not consummated, Seller shall, and shall cause each Business Affiliate to, afford each Designated Representative reasonable access to the offices, personnel, properties, books and records of the Business, in each case at the sole cost and expense of Buyer and solely for the purposes of preparing for and implementing the post-Closing ownership of the Acquired Assets and operation of the Business and the consummation of the Transactions; provided, however, that (i) all requests by Buyer or its Designated Representative for access shall be directed to Marty Pletkin or Will J. Flynt Jr. and such access shall be conducted during normal business hours under the supervision of Seller’s personnel and in such a manner so as not to interfere with the normal operations of Seller and the Business Affiliates; (ii) if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with this Section 6.2(a) shall be subject to applicable rules relating to discovery; and (iii) any access to Seller’s and the Business Affiliates’ offices and properties (A) shall be subject to (1) any COVID-19 Measures or COVID-19 Responses, (2) Seller’s and the Business Affiliates’ reasonable security and insurance measures, and (3) any restrictions applicable to the offices properties, including the terms of any leases, (B) may be limited (in Seller’s sole discretion) to visual inspection only, and (C) shall not include the right to conduct any environmental testing, sampling or intrusive investigations of any kind.
(b)    Notwithstanding anything in this Agreement to the contrary, Seller and the Business Affiliates may take such action as they reasonably deem appropriate to separate or redact information unrelated to the Business or the Acquired Assets from documents and other materials made available or delivered pursuant to Section 6.2(a). Notwithstanding anything in this Agreement to the contrary, prior to the Closing, Seller shall not be required to, or to cause any Business Affiliate to, disclose (or to provide access to any of its offices, properties, books or records to the extent that such access would reasonably be expected to result in the disclosure of) any confidential information to the extent that disclosure would reasonably be expected to violate any Laws, nor shall Seller be required to permit Buyer or its Affiliates or Designated Representatives to have access to or to copy or remove from the offices or properties of Seller or any of the Business Affiliates any documents, drawings or other materials that would reasonably be excepted to reveal any such confidential information.
(c)    Buyer acknowledges that the information provided to Buyer and its representatives prior to the Closing in connection with this Agreement (including this Section 6.2) and the Transactions are subject to the terms of the Nondisclosure Agreement, the terms of which are incorporated herein by reference and, notwithstanding anything herein to the contrary, shall survive the Closing in accordance with the terms thereof; provided, however, that Buyer’s obligations thereunder shall terminate as of the Closing solely in respect of that portion of the Confidential Information (as defined in the Nondisclosure Agreement) exclusively related to the Business or the Acquired Assets. If this Agreement is terminated prior to the Closing, the Nondisclosure Agreement and the provisions of this Section 6.2(c) shall nonetheless continue in full force and effect.
6.3    Contact with Affiliates, Customers, Suppliers and Other Business Relations
. Buyer hereby agrees that, except as expressly contemplated in this Agreement, Buyer is not authorized to and shall not (and shall not permit any of its representatives, employees or Affiliates to) contact any Affiliate of Seller, or any employee, tenant, landlord, customer, supplier, content provider, advertiser, distributor or other business relation of Seller or its Affiliates, regarding the Transactions prior to the Closing without the prior written consent of Seller. If Seller consents to any such contact, Seller shall be given the reasonable opportunity to participate in any discussions and meetings, and shall be copied on all correspondence, with any such Persons prior to Closing.
6.4    Billing and Collection of Accounts Receivable and WIP; Receipt of Property Relating to Acquired Assets
.
(a)    After the Closing Date, Buyer shall be responsible for the collection of any and all Accounts Receivable and WIP (except to the extent otherwise provided in the Subcontractor Agreement). Seller shall cooperate with Buyer in connection with any reasonable enforcement action to collect such Accounts Receivable or WIP (or portions thereof) or otherwise enforce any right in connection therewith; provided, that Buyer shall pay the out-of-pocket expenses (including reasonable legal fees and disbursements) of Seller and of its Affiliates and their respective officers, directors, partners, principals, employees and agents reasonably incurred in connection with providing such cooperation.
(b)    In the event that at any time or from time to time after the Closing, Seller or any of its Affiliates (i) receives any monies, checks or negotiable instruments, invoices, mail or packages or other communications or Acquired Assets, in each case in respect of the Business, that should belong to Buyer or its Affiliates pursuant to this Agreement (the “Seller Mistakenly Received Items”) or (ii) inadvertently makes payment on an invoice (or other reasonably documented expense) properly belonging to the Business (a “Seller Mistaken Payment”), then, in the case of any Seller Mistakenly Received Items, Seller shall transfer, or cause to be transferred, as soon as reasonably practicable, such Seller Mistakenly Received Item to Buyer, for no additional consideration and, in the case of a Seller Mistaken Payment, Buyer shall, as soon as reasonably practicable, reimburse the payor in respect of such payment, without any right of offset or reimbursement.

(c)    In the event that at any time or from time to time after the Closing, Buyer or any of its Affiliates (i) receives any monies, checks or negotiable instruments, invoices, mail or packages or other communications or Excluded Assets that should belong to Seller or its Affiliates pursuant to this Agreement (the “Buyer Mistakenly Received Items”) or (ii) inadvertently makes payment on an invoice (or other reasonably documented expense) properly belonging to Seller or its Affiliates (a “Buyer Mistaken Payment”), then, in the case of any Buyer Mistakenly Received Items, Buyer shall transfer, or cause to be transferred, as soon as reasonably practicable, such Buyer Mistakenly Received Item to Seller, for no additional consideration and, in the case of a Buyer Mistaken Payment, Seller shall, as soon as reasonably practicable, reimburse the payor in respect of such payment, without any right of offset or reimbursement.
6.5    R&W Insurance Policy
. Prior to the Closing, Buyer shall cause the R&W Insurance Policy to be issued. Seller shall use commercially reasonable efforts to cooperate with Buyer’s efforts and provide assistance as reasonably requested by Buyer to cause the R&W Insurance Policy to be issued and to provide information reasonably requested by Buyer to remove any exclusions or exceptions thereto. Seller shall reimburse Buyer for the out-of-pocket costs and expenses payable to Ambridge Partners LLC to obtain the R&W Insurance Policy, including the total premium, underwriting costs, and brokerage commissions of such policy, up to a maximum aggregate reimbursement of Five Hundred Thousand Dollars ($500,000) (the “R&W Reimbursement Amount”) subject to Closing and receipt of documentation reasonably acceptable to Seller of evidencing Buyer’s payment of such fees and expenses. Buyer may set off any mutually agreed R&W Reimbursement Amount against the Closing Date Payment. Buyer agrees not to make or enter into any amendment to the R&W Insurance Policy, including with respect to subrogation, without Seller’s prior written consent.
6.6    Mutual Cooperation
. After the Closing Date, Seller shall, and shall cause the Business Affiliates to, use their commercially reasonable efforts to provide to Buyer, and Buyer shall use its commercially reasonable efforts to provide to Seller (the party providing such records or information or making available such personnel, the “providing party,” and the party or parties requesting such records, information or personnel, the “requesting party”) such records and information and to make available to the requesting party such personnel, in each case as may be reasonably requested in writing by the requesting party, for the purpose of reasonably assisting the requesting party in responding to governmental or professional inquiries, making required governmental filings or defending or prosecuting any action or other proceeding relating to the Acquired Assets prior to or after the Closing Date, involving any Person; provided, however, that (a) except as otherwise provided herein, including in ARTICLE VIII, the requesting party shall promptly reimburse the providing party for any reasonable out-of-pocket expenses incurred by the providing party in connection with the provision of any such assistance (including reasonable legal fees and disbursements), provided, that the requesting party shall not be responsible to reimburse the providing party for such party’s time spent in such cooperation or the salaries or costs of fringe benefits or other similar expenses paid by the providing party to its Affiliates or their respective personnel while such Persons are providing any such assistance, and (b) no providing party shall be required to (i) provide information, records or personnel under circumstances which the providing party believes in its sole reasonable determination may expose it to liability to any Person or may materially prejudice any commercial, legal or other interest of the providing party or involves a breach of law or (ii) take any action that, in the providing party’s sole determination, materially and unreasonably interferes with its business.

6.7    Exclusivity
. From the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to Section 9.1, Seller shall not, and will cause its Affiliates and its and their respective representatives not to, (a) solicit, initiate, seek or knowingly encourage or knowingly facilitate the making or submission of an Acquisition Proposal; (b) enter into, participate in, maintain or continue any communications or negotiations regarding, or deliver or make available to any Person any information with respect to, an Acquisition Proposal; (c) agree to, accept, approve, endorse or recommend any Acquisition Proposal; or (d) enter into any letter of intent, memorandum of understanding or similar document or any Contract or agreement contemplating or otherwise relating to any Acquisition Proposal. Seller shall, and shall cause its Affiliates and its and their respective representatives to, immediately cease and cause to be terminated any and all existing activities, communications or discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal. Seller shall promptly notify Buyer in writing of any written Acquisition Proposal that is received by it or its representatives after the date hereof. Seller shall be responsible for any breach of this Section 6.7 by any of its Affiliates and their respective representatives to the extent such Affiliates and representatives are acting on their behalf.
6.8    Satisfaction of Conditions Precedent
. From the date hereof through the Closing Date or the termination of this Agreement, each of the parties hereto shall use its commercially reasonable efforts to satisfy, or cause to be satisfied, all of the conditions precedent to each party’s obligation to consummate the Transactions as set forth in ARTICLE VII, and shall not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.
6.9    Employment of Seller Personnel and Related Matters
.
(a)    Not later than ten (10) days after the Agreement Date, Buyer shall offer employment, effective as of the Closing Date and subject to a background check, to all Business Employees who have not already executed an Offer Letter as of the date hereof, including Business Employees who are not actively at work due to vacation, illness, jury duty, bereavement leave, short-term disability leave, workers’ compensation or other authorized leave of absence (such Business Employees who have already executed Offer Letters as of the date hereof or accept offers pursuant to this Section 6.9(a) and, in either event, begin employment with Buyer being, the “Transferred Personnel”), on such terms and conditions as (i) in respect of base salary, are in the aggregate no less favorable than, and (ii) in respect of benefits (for purposes of clarity, excluding discretionary bonuses), are in the aggregate no less than substantially equivalent to, those that such Business Employees were provided by Seller immediately prior to the Closing Date. Effective as of the Closing to the extent permitted by the applicable Buyer plans, plan administrators and Law, Buyer shall offer to all such Transferred Personnel accepting such offers group health benefit coverage with respect to which Buyer shall have caused to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods, and evidence of insurability requirements. Seller and its Affiliates will be solely responsible for complying with the requirements of Section 4980B of the Code for all Business Employees. Seller shall cash out to the Transferred Personnel all accrued but unused vacation and other paid time-off of such Transferred Personnel in accordance with the terms and conditions applicable to the provision thereof under the vacation pay or other paid time-off policy of Seller or its Affiliates applicable to such Transferred Personnel as of the Closing.
(b)    Seller and its Affiliates shall be solely responsible for any and all liabilities in respect of the Business Employees, including the Transferred Personnel, and their beneficiaries and dependents, arising prior to the Closing, and relating to or arising out of or in connection with, to the extent applicable, (i) the employment of any personnel by Seller or its Affiliates, (ii) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation under, any Employee Benefit Plans, (iii) accrued but unpaid salaries, wages, bonuses, incentive compensation, commissions, retention payments, severance, vacation or sick pay or other compensation or payroll items (including deferred compensation), (iv) any severance, separation or termination liabilities, including such liabilities incurred in connection with the Closing and (v) any unpaid payroll Taxes, social security or equivalent Taxes, unpaid fees for medical insurance or similar coverage, and unemployment or equivalent Taxes imposed on Seller in its capacity as employer, and performance of any obligation to any Governmental Entity to withhold income or other Taxes from wages of employees.
(c)    Nothing in this Section 6.9, expressed or implied, shall confer upon any personnel of Seller, Buyer or their Affiliates (including the Transferred Personnel and other personnel of Seller) any rights or remedies (including any right to employment or continued employment for any specified period) of any nature or kind whatsoever. It is expressly agreed that the provisions of this Section 6.9 are not intended to be for the benefit of or otherwise be enforceable by, any third party, including any Transferred Personnel or any other personnel of Seller or Buyer. Nothing in this Section 6.9 shall be construed as an amendment to any employee benefit plan or shall be construed to limit the right of Buyer to amend or terminate any employee benefit plan in accordance with the terms thereof.
6.10    Certain Consents
. Each party hereto shall, as promptly as possible following the execution of this Agreement, use its commercially reasonable efforts to obtain, or cause to be obtained, and to cooperate with the other party’s efforts to obtain, all Governmental Approvals required in connection with the execution and delivery of this Agreement and the Transaction Documents or the consummation of the Transactions.
6.11    Use of Certain Names; No Affiliation
.
(a)    Buyer acknowledges that it has not purchased any right to use any Marks of Seller and its Affiliates and related entities, other than the Transferred Mark, and the Marks of Seller and its Affiliates and related entities, other than the Transferred Mark, constitute Excluded Assets. Buyer shall not, and shall cause its Affiliates not to, use any such Marks of Seller and its Affiliates and related entities, other than the Transferred Mark, in connection with the Business or otherwise.
(b)    Notwithstanding the foregoing, (i) Buyer may make references to Seller in identifying the entity with whom Transferred Personnel were formerly associated, and (ii) Buyer may make the factual statements set forth in Schedule 6.11(b) in the following contexts: oral communications with actual or potential clients or employees or written communications with such persons limited to individually addressed letters, e-mail messages, presentations and proposals and internal communications to employees, in all cases individually addressed, and in each case so long as (A) such statement remains factually correct at the time made; (B) such statement is presented as a statement of fact in text and neither the presentation nor the context of the statement lends prominence to the name of Seller or any of its Affiliates (by highlighting, placement in a headline, or otherwise) over the general textual presentation in which it appears; (C) such presentation makes clear that the Business is no longer affiliated with Seller and any of its Affiliates; and (D) no such statement shall use the name of Seller or any of its Affiliates as a trademark, trade name or service mark. Buyer may request the prior written consent of Seller to use the factual statements contained in Schedule 6.11(b) in a context other than described above. Any such request shall include a reasonably detailed description of the proposed use, the context in which it is proposed to appear, and other information that Buyer deems relevant or that Seller may request.
(c)    None of Buyer or its Affiliates or their respective partners, officers, directors, personnel, employees, agents, or Affiliates shall, in connection with the Transaction or otherwise: (i) hold itself, himself or herself out as directors, officers, partners, principals, employees, personnel, agents or associates of Seller or any of its Affiliates or (ii) represent to any third party that any partnership, joint venture, association, fiduciary relationship or agency relationship exists with Seller or any of its Affiliates other than as set out in the Transaction Documents.
6.12    Taxes
.
(a)    All property Taxes or similar ad valorem obligations levied with respect to the Acquired Assets for any taxable period that includes the Closing Date and ends after the Closing Date, whether imposed or assessed before or after the Closing Date, shall be prorated between Seller and Buyer as of effectiveness of the Closing based on the number of days in such period ending on or before the Closing Date and the number of days in such period following the Closing Date. Seller shall be liable for all such Taxes attributable to the period ending on or before the Closing Date, and Buyer shall be liable for such Taxes attributable to the period following the Closing Date. If any Taxes subject to proration are fully paid by either Buyer or Seller, or if a refund of Taxes subject to proration is fully received by either Buyer or Seller, the proportionate amount of such Taxes allocable to the other party shall be paid promptly by (or to) such other party after notice of the payment of such Taxes by the payor to such other party or following the receipt of such refund, as applicable.
(b)    Notwithstanding anything to the contrary in this Agreement, all Transfer Taxes arising from the sale of the Business and the Acquired Assets shall be borne and paid fifty percent by Buyer and fifty percent by Seller when due. “Transfer Taxes” means all excise, sales, use, transfer, stamp, documentary, filing, recordation and similar Taxes and fees which may be imposed or assessed as a result of the transactions effected pursuant to this Agreement, together with any interest, additions, penalties with respect thereto. The party charged by Law with the duty of filing Tax Returns and making other filings shall do so in accordance with Law.
(c)    Seller and Buyer shall cooperate with each other in paying any Taxes, filing any Tax Return and conducting any Tax audit (including any judicial or administrative proceeding) relating to Taxes described in Section 6.12(a) or Section 6.12(b) or Taxes relating to periods ending on or prior to the Closing Date and in connection therewith take such action as the other party may reasonably request. Seller and Buyer hereby agree to reimburse each other for reasonable out-of-pocket expenses (excluding partner, principal, or employee compensation and general corporate overhead and other similar expenses) incurred by the other party and such other party’s Affiliates, officers, directors, partners, principals, employees and agents in connection with satisfying its obligations under this Section 6.12.

6.13    Preservation of Records; Post-Closing Information and Access
.
(a)    Buyer and Seller agree not to dispose of or destroy any records relating to the Business that relate to periods prior to the Closing for a period of seven (7) years from the Closing Date and shall make such records available to the other party or its Affiliates as may be reasonably requested (during normal business hours and at the requesting party’s (or its Affiliate’s, as applicable) sole cost and expense) in connection with any proper purpose, including insurance claims by, Legal Proceedings (other than Legal Proceedings between Seller or its Affiliates, on the one hand, and Buyer, on the other hand, related to this Agreement or the Transactions) or tax audits or governmental investigations of, Buyer, Seller or their respective Affiliates, as applicable, or in order to enable Buyer or Seller, as applicable, to comply with its obligations under this Agreement and each other Transaction Document; provided, that if requested by the requesting party, any such Person shall enter into a customary confidentiality agreement with and benefiting the party to whom such request has been made and, if applicable, its Affiliates; provided, further, that notwithstanding the foregoing, neither party shall be required to retain any records relating to the Business for any period of time beyond the requirements set forth in its internal policies regarding record retention.
(b)    Following the Closing, upon reasonable prior written request by Buyer or its Designated Representative, subject to Section 6.2(b), and except as determined by Seller in good faith to (x) be appropriate to ensure compliance with Law or (y) reasonably be expected to violate the attorney-client privilege or other contractual confidentiality obligations, Seller shall, and shall cause each Business Affiliate to, afford each Designated Representative reasonable access to personnel knowledgeable about the Business and any Books and Records of the Business not transferred to Buyer, in each case at the sole cost and expense of Buyer, to the extent determined in good faith by Buyer to be necessary to enable Buyer to conduct the Business following the Closing; provided, however, that (i) such access shall be conducted during normal business hours under the supervision of Seller’s personnel and in such a manner so as not to interfere with the normal operations of Seller and the Business Affiliates; and (ii) if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with this Section 6.13(b) shall be subject to applicable rules relating to discovery.
(c)    Within five (5) Business Days following the Closing, Seller shall deliver to Buyer one or more USB drives or other digital media containing a true, correct and complete copy of the documents and materials uploaded to the Merrill VDR, which shall indicate, for each document, the date that such document was first uploaded to the Merrill VDR.
6.14    Publicity
. Buyer may issue a press release announcing the execution and delivery of this Agreement in a form mutually agreed upon by Buyer and Seller. None of Seller and its Affiliates, on the one hand, or Buyer and its Affiliates, on the other hand, shall issue any other press release or public announcement concerning this Agreement, the other Transaction Documents or the Transactions or make any other public disclosure containing or pertaining to the terms thereof without obtaining Seller’s or Buyer’s, as applicable, prior written consent, unless, in the reasonable judgment of the party seeking to make such disclosure, such disclosure is otherwise required by Law or by the applicable rules of any stock exchange on which such disclosing party lists securities and, if such press release, public announcement or other public disclosure would include information about the Transactions or the other party or its Affiliates that is not substantially the same as previous disclosures made in compliance with this Section 6.14, Buyer or Seller, as applicable, has (x) provided the other with as much advance notice of such required disclosure as is reasonably practicable, (y) provided the other with the proposed contents of such required disclosure as soon as is reasonably practicable and (z) considered in good faith any comments that are timely provided by the other; it being acknowledged that disclosure of any such information by either Buyer or Seller to its respective directors, officers, partners, principals, personnel, agents, advisors, underwriters and lenders and their respective counsel who have a need to know the information and who agree to keep such information confidential shall not be deemed a public announcement or public disclosure for purposes hereof.
6.15    Independence Rules and Regulations
. Notwithstanding any provision of this Agreement or any Transaction Document to the contrary, if performance of or compliance with any agreement or covenant of Seller or an Affiliate under this Agreement or any Transaction Document (in each case, not already performed or complied with) is determined in good faith by Seller or its Affiliates to be inconsistent with or in violation of Seller’s or any such Affiliate’s obligations pursuant to the rules and regulations of any Governmental Entity or professional entity (including the Securities and Exchange Commission, the Public Company Accounting Oversight Board and the American Institute of Certified Public Accountants) that are applicable to Seller or its Affiliates or related entities (collectively, the “Independence Rules”), then Seller or such Affiliate (upon notice to Buyer) shall not be obligated to perform or comply with such agreement or covenant (to the extent not already performed or complied with but excluding payments for Buyer Indemnifiable Matters unless the payment of any such amount pursuant to this Agreement (if, as and when due), in and of itself would be inconsistent with or in violation of the Independence Rules) and Buyer shall not be entitled to receive any benefit in connection with such agreement or covenant. Seller shall, however, use reasonable good faith efforts to, and to cause the Business Affiliates to, cooperate with Buyer in an attempt to address such circumstances in a manner intended to minimize the adverse impact on the rights of the parties hereto. The parties hereto acknowledge and agree that neither Seller nor any of its Affiliates shall incur any liability to Buyer as a result of any failure to so perform or comply pursuant to this Section 6.15.
6.16    Bulk Sales
. Buyer waives compliance by Seller and the Business Affiliates with all applicable bulk sales or bulk transfer laws.
6.17    Migration of Certain Acquired Assets
. Seller shall cause certain of the Acquired Assets, to be migrated to such equipment of Buyer as Buyer may reasonably request in accordance with the Transfer Plan set out in Schedule 6.17.
6.18    Non-Competition
.
(a)    For a period of five (5) years from the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, engage in the Business anywhere in the world. Notwithstanding the foregoing, Seller or any of its Affiliates may (i) provide services or products to third parties outside of the Business, including, for the avoidance of doubt, consulting advisory services and consulting services relating to the selection or implementation of software or systems within the scope of the Business; (ii) acquire any Person or business that includes a business unit or entity engaged in the

Business, provided that a majority of the aggregate revenue of such acquired Person or business across all of its service lines is not attributable to such Business; and (iii) own, directly or indirectly, solely as an investment, securities of any Person engaged in the Business, if Seller or any of its Affiliates, as applicable, is not a controlling person of, or a member of a group which controls, such Person. Buyer further acknowledges and agrees that no actions or services contemplated by this Agreement or the Transaction Documents shall be prohibited by, or a breach of, this Section 6.18, including the (A) provision of services contemplated by the Transition Services Agreement and the Subcontractor Agreement, and (B) Seller’s and its Affiliate’s exercise of their rights under the License Back Agreement in support of business activities that are not otherwise prohibited by or a breach of this Section 6.18.
(b)    Seller acknowledges that (i) provisions of this Section 6.18 are an integral part of the sale of the Acquired Assets and of the Business contemplated by this Agreement upon which Buyer is relying and (ii) irreparable damage may occur if the provisions of this Section 6.18 are not performed in accordance with the terms hereof or are otherwise breached. It is accordingly agreed that, in addition to any other remedy to which Buyer is entitled at law or in equity in respect of a breach of this Section 6.18, Buyer shall be entitled to seek an injunction or injunctions to prevent breaches of this Section 6.18 and to enforce specifically the terms and provisions of this Agreement, without the necessity of proving either actual damages or the absence of adequate remedies at law.
6.19    Shared Services
. Buyer acknowledges that the Business currently receives from Seller and certain of its Affiliates certain Shared Services. Buyer acknowledges that Seller and its Affiliates shall cease providing any and all Shared Services to the Business, and any agreements with respect thereto shall terminate without penalty and shall be of no further force or effect, in each case as of the Closing Date, and Seller and its Affiliates shall have no obligation from and after the Closing Date to provide any Shared Services to the Business, in each case except as expressly set forth in the Transition Services Agreement.
6.20    Supplement to Schedules
. Prior to the Closing, Seller and Buyer shall, if they so mutually agree in writing, supplement or amend Schedule 2.1(a) to (i) add any Contract entered into by Seller after the date hereof and before Closing, and any such Contract shall be deemed an “Acquired Contract” for all purposes under this Agreement, and (ii) remove from Schedule 2.1(a) any Contract as to which Seller or counterparty as of the Closing Date no longer has any obligations, which shall thereafter no longer be deemed an “Acquired Contract” for any purpose under this Agreement.
6.21    Further Assurances
. After the Closing, each party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may be reasonably required in order to carry out the provisions of this Agreement and the Transaction Documents and make effective the Transactions. If, at any time after the Agreement Date, Buyer in good faith identifies in writing to Seller (each such written identification, an “Additional Asset Request”) any asset of Seller or any of Seller’s Affiliates that was not included in the Acquired Assets but exclusively relates to the Business (excluding any Excluded Asset that is set forth on Schedule 2.2(f) or constitutes a Shared Service) (any such asset, an “Additional Asset”), then Seller shall, or cause such Affiliate, as applicable, to, sell, transfer, convey, assign and deliver, or cause to be sold, transferred, conveyed, assigned and delivered, to Buyer at (in the case of assets identified between the Agreement Date and the Closing Date) or after the Closing (in the case of assets identified after the Closing Date), without any further payment by Buyer, all of Seller’s or such Affiliate’s, as applicable, right, title and interest in and to such Additional Asset.
Article 7

CONDITIONS PRECEDENT
7.1    Conditions to Each Party’s Obligations
. The respective obligations of each party hereto to consummate the Transactions shall be subject to (a) there being no Law or Order, which is in effect, having been enacted, entered, promulgated or enforced by a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions and (b) there being no pending Legal Proceeding seeking such a result; provided, that a party shall not be entitled to rely on the failure of this condition to be satisfied if such Order or Legal Proceeding was initiated by such party or an Affiliate of such party or such Order or Legal Proceeding was primarily due to the failure of such party to perform any of its covenants or agreements under this Agreement.
7.2    Conditions to Obligations of Buyer
. The obligations of Buyer to consummate the Transactions shall be subject to the satisfaction or waiver by Buyer as of the Closing of the following conditions:
(a)    Seller shall have performed and complied in all material respects with the covenants and obligations required to be performed by Seller under this Agreement on or prior to the Closing Date.
(b)    Each of the representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “Seller Material Adverse Effect” and words of similar import set forth therein but, for purposes of clarity, not disregarding the word “Material” in uses of the defined terms “Material Contracts”, “Acquired Material Contracts”, “Material Customer” and “Material Supplier”) as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct only as of such particular date).
(c)    There shall not have occurred a Seller Material Adverse Effect.
(d)    (i) Each of the Business Employees set forth on Schedule A hereof and (ii) no fewer than eighty five percent (85%) of the other Business Employees set forth on Section 4.13 of the Seller Disclosure Schedule as of the Agreement Date will, in each case, have remained continuously employed with Seller or the applicable Business Affiliate until the Closing and have delivered a signed offer letter for employment with Buyer and an employee proprietary information and inventions agreement, and no action will have been taken by any such individual to rescind such offer letter or employee proprietary information and inventions agreement.
(e)    At the Closing, Seller shall have delivered, or shall have caused to be delivered, to Buyer:

(i)    a bill of sale and assignment and assumption agreement, substantially in the form attached hereto as Exhibit C (the “Non-IP Bill of Sale”), executed by Seller or any applicable Business Affiliate;
(ii)    an intellectual property bill of sale, substantially in the form attached hereto as Exhibit D (the “Intellectual Property Bill of Sale”, and together with the Non-IP Bill of Sale, the “Bills of Sale”), executed by Seller or any applicable Business Affiliate;
(iii)    an assignment and assumption agreement for each Acquired Lease (the “Lease Assignments”), covering the assignment of such Acquired Lease by Seller or its Business Affiliate, as applicable, to Buyer and assumption of such Acquired Lease by Buyer, executed by Seller or any applicable Business Affiliate;
(iv)    a transition services agreement, substantially in the form attached hereto as Exhibit E (the “Transition Services Agreement”), with such modifications to Exhibit A thereto as are reasonably satisfactory to Buyer, executed by Seller or any applicable Business Affiliate;
(v)    an Intellectual Property license-back agreement, substantially in the form attached hereto as Exhibit F (the “License Back Agreement”), executed by Seller or any applicable Business Affiliate;
(vi)    a subcontractor agreement, substantially in the form attached hereto as Exhibit G (the “Subcontractor Agreement”), executed by Seller;
(vii)    a certificate dated as of the Closing Date, duly executed by an authorized partner or principal of Seller, certifying as to the satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c);
(viii)    all other Transaction Documents to which Seller or any Business Affiliate is a party; and
(ix)    evidence satisfactory to Buyer of (A) the consent to assignment or novation required in connection with the Transactions under the Acquired Contracts set forth on Schedule 7.2(e)(ix)-1 and (B) the delivery of notice as promptly as practicable following the Agreement Date, and in any event prior to the earlier of the Closing and the date on which notice is required to be delivered under the applicable Acquired Contract, to the party to the Acquired Contract set forth on Schedule 7.2(e)(ix)-2.
7.3    Conditions to Obligations of Seller
. The obligations of Seller to consummate the Transactions shall be subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Seller in Seller’s sole discretion:
(a)    Buyer shall have performed and complied in all material respects with the covenants and obligations required to be performed by Buyer under this Agreement on or prior to the Closing Date.
(b)    Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (disregarding all qualifications or limitations as to

“materiality”, “Buyer Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same force and effect as if made on and as of the Closing Date.
(c)    At the Closing, Buyer shall have delivered to Seller:
(i)    the Bills of Sale, executed by Buyer;
(ii)    the Lease Assignments, executed by Buyer;
(iii)    the Transition Services Agreement, with such modifications to Exhibit A thereto as are reasonably satisfactory to Seller, executed by Buyer;
(iv)    the License Back Agreement, executed by Buyer;
(v)    the Subcontractor Agreement, executed by Buyer;
(vi)    a certificate dated as of the Closing Date, duly executed by an authorized officer of Buyer, certifying as to the satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b); and
(vii)    all other Transaction Documents to which Buyer is a party.
Article 8

INDEMNIFICATION
8.1    Survival; Claims Period
.
(a)    If the Transactions are consummated, the following survival periods will apply (each, a “Survival Period”):
(i)    All representations and warranties of Buyer contained in this Agreement or in any Transaction Document shall survive the Closing and shall thereafter terminate and expire on the date that is eighteen (18) months following the Closing Date; provided that the representations and warranties contained in Section 5.1 (Organization and Power), Section 5.2 (Authorization of Agreement), and Section 5.6 (Financial Advisors) (the representations and warranties referred to in the foregoing, collectively, the “Buyer Fundamental Representations”) shall survive the Closing and shall thereafter terminate and expire upon the expiration of the applicable statute of limitations.
(ii)    All representations and warranties of Seller contained in this Agreement or in any Transaction Document shall survive the Closing and expire on the date that is eighteen (18) months following the Closing Date; provided that (A) the representations and warranties set forth in Section 4.11 (Intellectual Property) and Section 4.12 (Privacy and Data Security) (the “Seller Special IP Representations”) shall survive the Closing and shall thereafter terminate and expire upon the date that is three (3) years following the Closing Date; and (B) the representations and warranties contained in Section 4.1 (Organization and Power), Section 4.2 (Authorization of Agreement), Section 4.3 (Conflicts; Consents of Third Parties), the first sentence of Section

4.10(a) (Title to Acquired Assets) and Section 4.17 (Financial Advisors) (collectively, the “Seller Fundamental Representations”) shall survive the Closing and shall thereafter terminate and expire upon the expiration of the applicable statute of limitations.
(b)    The period during which claims may be made by an Indemnitee in respect of any Indemnifiable Matter will be the 60-day anniversary of the expiration of the applicable Survival Period (each, as applicable, a “Claims Period”).
(c)    If written notice of a Claim has been given and received before the expiration of the applicable Claims Period, such Claim shall not be barred by the expiration of such Claims Period and shall survive until such Claim has been finally resolved.
(d)    Notwithstanding anything to the contrary contained herein, the limitations set forth in Section 8.1 shall not apply with respect to (i) any claim for Fraud, (ii) claims made pursuant to Section 8.3(d) or (iii) claims made pursuant to Section 8.2(e).
8.2    Indemnification by Seller
. From and after the Closing, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates and their respective directors, officers, employees, agents and permitted assigns (collectively, the “Buyer Indemnified Parties”), from and against any losses, liabilities, damages, deficiencies, costs, expenses (including interest, penalties and reasonable attorneys’ fees and disbursements and costs of investigation and enforcement) (“Losses”) sustained or incurred by any such Buyer Indemnified Party, arising or resulting from (collectively, items (a) – (f), the “Buyer Indemnifiable Matters”):
(a)    any failure of any representation or warranty made by the Seller in this Agreement, other than the Seller Special IP Representations and the representations and warranties contained in Section 4.10(b) (collectively, the “Seller Special Representations”) and Seller Fundamental Representations, to be true and correct on the Agreement Date and as of the Closing Date, or in the case of any such representation and warranty that by its terms speaks only as of a specific date or dates, any failure to be true and correct on and as of such specified date or dates;
(b)    any failure of any Seller Special Representation in this Agreement to be true and correct on the Agreement Date and as of the Closing Date, or in the case of any Seller Special Representation that by its terms speaks only as of a specific date or dates, any failure to be true and correct on and as of such specified date or dates;
(c)    any failure of any Seller Fundamental Representation in this Agreement to be true and correct on the Agreement Date and as of the Closing Date, or in the case of any Seller Fundamental Representation that by its terms speaks only as of a specific date or dates, any failure to be true and correct on and as of such specified date or dates;
(d)    any breach of any covenant or obligation of Seller in this Agreement or any Transaction Document, except for a breach of Section 6.1(a)(iv), (v) or (vi) that occurs without actual knowledge that the failure to give the requisite notice constitutes such a breach (it being acknowledged that the foregoing shall not exclude or diminish Seller’s obligations under this Section 8.2, if any, with respect to any representation, warranty or covenant giving rise to Seller’s obligations under Section 6.1(a)(vi));
(e)    any Excluded Asset or Excluded Liability; or

(f)    any Fraud committed by or on behalf of Seller in connection with the Transactions.
8.3    Indemnification by Buyer
. From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and their respective directors, officers, partners, principals, employees, agents and permitted assigns (collectively, the “Seller Indemnified Parties”), from and against any and all Losses sustained or incurred by any such Seller Indemnified Party, arising or resulting from (collectively, items (a) – (e), the “Seller Indemnifiable Matters” and collectively with the Buyer Indemnifiable Matters, the “Indemnifiable Matters” and each, an “Indemnifiable Matter”):
(a)    any failure of any representation or warranty made by Buyer in this Agreement, other than Buyer Fundamental Representations, to be true and correct on the Agreement Date and as of the Closing Date, or in the case of any such representation and warranty that by its terms speaks only as of a specific date or dates, any failure to be true and correct on and as of such specified date or dates;
(b)    any failure of any Buyer Fundamental Representation in this Agreement to be true and correct on the Agreement Date and as of the Closing Date, or in the case of any Buyer Fundamental Representation that by its terms speaks only as of a specific date or dates, any failure to be true and correct on and as of such specified date or dates;
(c)    any breach of any covenant or obligation of Buyer in this Agreement or any Transaction Document;
(d)    any Assumed Liability; or
(e)    any Fraud committed by or on behalf of Buyer in connection with the Transactions.
8.4    Indemnification Procedures
.
(a)    Whenever any claim, action, suit or proceeding shall arise for which indemnification may be sought under this ARTICLE VIII (a “Claim”), the Person entitled to indemnification (the “Indemnitee”) shall promptly give notice (a “Claim Notice”) to the party obligated to provide indemnification (the “Indemnitor”) with respect to the Claim. Such Claim Notice by the Indemnitee shall contain (i) a description of the Claim in reasonable detail (based upon the information then possessed by the Indemnitee), including copies of any material written evidence thereof, (ii) the amount of any Losses incurred, paid, reserved or accrued or reasonably expected to be incurred, paid, reserved or accrued by the Indemnitee (which, in the case of Losses not yet incurred may be the maximum amount believed by the Indemnitee in good faith to be incurred, paid, reserved or accrued), including reasonable supporting documentation in respect of the determination of such amount, to the extent available, (iii) a statement that the Indemnitee is entitled to indemnification under this ARTICLE VIII for such Losses, and (iv) a demand for payment in the amount of such Losses. Such Claim Notice (A) need only specify such information to the knowledge of the Indemnitee as of the date thereof, (B) will not limit any of the rights or remedies of any Indemnitee with respect to the underlying facts and circumstances specifically set forth in such Claim Notice and (C) may be updated and amended from time to time by the Indemnitee by delivering any updated or amended Claim Notice to the Indemnitor, so long as the delivery of the original Claim Notice is made within the applicable Claims Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Claims Notice; provided that all claims for Losses properly set forth in a Claim Notice or any update or amendment thereto will remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Claims Period. The failure by the Indemnitee to timely give such notice shall not relieve the Indemnitor from any obligation under this Agreement, except to the extent, if any, that the Indemnitor is materially prejudiced thereby.
(b)    Upon receipt of a Claim Notice from the Indemnitee of a Claim by a third party (a “Third Party Claim”), the Indemnitor may elect to assume and control the defense of such Claim by providing counsel (such counsel subject to the reasonable approval of the Indemnitee) to defend the Indemnitee against the matter from which the Third Party Claim arose, at the Indemnitor’s sole cost and expense. Notwithstanding the foregoing, the Indemnitor shall not be entitled to assume control of the defense of any Third Party Claim if (i) the Third Party Claim relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) involves monetary damages in excess of the amounts that the Indemnitor would otherwise be liable for pursuant to this ARTICLE VIII, (iii) seeks specific performance or injunctive relief against the Indemnitee, (iv) alleges, or seeks a finding or admission of, a violation of Law by the Indemnitee or any of its Affiliates, (v) the Indemnitor failed or is failing to diligently prosecute or defend such Third Party Claim, (vi) the Indemnitor is also a party to such claim and the Indemnitee determines in good faith that joint representation would be inappropriate or (vii) would materially and adversely affect the ongoing business (including any dispute with any material customer, supplier or employee) of the Indemnitee (including, in the case of the Buyer Indemnified Parties, the Business). In circumstances where the Indemnitor is assuming control of the defense of a Third Party Claim in accordance with this Section 8.4(b), the Indemnitee shall cooperate in all reasonable respects, and at the Indemnitor’s sole cost and expense, with the Indemnitor in the investigation, trial, defense and any appeal arising from the matter from which the Third Party Claim arose; provided, however, that the Indemnitee may (but shall not be obligated to) participate in (but not control) any such investigation, trial, defense and any appeal arising in connection with the Third Party Claim at its sole cost and expense. If the Indemnitee elects to so participate, the Indemnitor shall cooperate with the Indemnitee, and, in any event, regardless of such participation, the Indemnitor shall deliver to the Indemnitee or its counsel copies of all pleadings and other information within the Indemnitor’s knowledge or possession reasonably requested by the Indemnitee or its counsel that is relevant to the defense of such Third Party Claim and that will not prejudice the Indemnitor’s position, claims or defenses. The Indemnitor shall have the right to elect to settle any Third Party Claim without the Indemnitee’s consent only if (A) the settlement is for only monetary damages, the full amount of which shall be paid by the Indemnitor, and (B) the settlement includes, as a condition thereof, an express, unconditional release of the Indemnitee from any liability or obligation with respect to such Third Party Claim without any admission of wrongdoing by the Indemnitee and without any restrictions on any future actions of the Indemnitee and (C) the Indemnitee does not have any obligation or liability with respect to such settlement. Any other settlement will be subject to the consent of the Indemnitee. If the subject of any Third Party Claim results in a judgment or settlement consistent with the terms of this Section 8.4(b) for which the Indemnitor is liable hereunder, the Indemnitor shall promptly pay such judgment or settlement.
(c)    If the Indemnitor elects not to, or is not entitled to assume the defense of any Third Party Claim in accordance with the terms of Section 8.4(b), the Indemnitee may defend against the subject of the Third Party Claim, at the Indemnitor’s sole cost and expense, in such manner and on such terms as the Indemnitee reasonably deems appropriate, including settling the subject of the Third Party Claim. For the avoidance of doubt, any such costs and expenses incurred by the Indemnitee in connection with such defense, settlement or resolution, including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs, will be included as Losses indemnifiable hereunder regardless of whether it is ultimately determined that such Third Party Claim was caused by or arose or resulted from a matter listed in Section 8.2 or Section 8.3, as applicable; provided that the Indemnitor shall not be liable for any settlement effected without its prior consent. If the Indemnitee defends the subject of a Third Party Claim in accordance with this Section 8.4(c), the Indemnitor shall cooperate with the Indemnitee and its counsel, at the Indemnitor’s sole cost and expense, in all reasonable respects, and shall deliver to the Indemnitee or its counsel copies of all pleadings and other information within the Indemnitor’s knowledge or possession reasonably requested by the Indemnitee or its counsel that are relevant to the defense of the subject of any such Third Party Claim and that will not prejudice the Indemnitor’s position, claims or defenses. The Indemnitee shall maintain confidentiality with respect to all such information consistent with the conduct of a defense hereunder.
8.5    Notice of Claims; Resolution
. In the case of a Claim that is not a Third Party Claim covered by Section 8.4(b) and Section 8.4(c) hereof, during the thirty (30) day period immediately following the date on which the Claim Notice is received (the “Mediation Period”), the Indemnitee and the Indemnitor will exercise good faith efforts to resolve the dispute. In the event that such dispute is not resolved by such parties prior to the expiration of the Mediation Period, either Buyer or Seller may commence an arbitration in accordance with the terms of Section 10.3 with respect to the matter. The decision of the arbitrator as to the validity and amount of any claim in such Claim Notice shall be non-appealable, binding and conclusive upon the parties hereto.
8.6    Limitations
.
(a)    Threshold. Neither a Buyer Indemnified Party nor Seller Indemnified Party shall be entitled to make a claim for indemnification for any Losses pursuant to Sections 8.2(a) or (b) or Section 8.3(a), as applicable, until the aggregate amount of all claims for Losses by all Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, exceeds Three Hundred Thousand Dollars ($300,000) (the “Threshold”), in which event Buyer or Seller, as applicable, shall be responsible only for Losses exceeding the Threshold, subject to the other limitations set forth in this Section 8.6.
(b)    Buyer Cap. The aggregate amount of all Losses for which Buyer shall be liable pursuant to: (i) Section 8.3(a) shall not exceed Fifteen Million Dollars ($15,000,000), and (ii) Sections 8.3(b) and/or (c) shall not exceed the Purchase Price; provided that, for purposes of determining satisfaction of the foregoing caps, such amounts are inclusive of all other Losses for which Buyer is liable hereunder or which were previously recovered from Buyer hereunder. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Sections 8.3(a), (b) and (c) shall not exceed the Purchase Price. For the avoidance of doubt, the limitations set forth in the preceding sentences shall not apply to Losses arising pursuant to Sections 8.3(d) or (e), Buyer’s liability for which shall be uncapped.
(c)    Seller Cap. The aggregate amount of all Losses for which Seller shall be liable pursuant to: (i) Section 8.2(a) shall not exceed Three Hundred Thousand Dollars ($300,000), (ii) Section 8.2(a) and Section 8.2(b) shall not, in the aggregate, exceed Fifteen Million Dollars ($15,000,000), and (iii) Section 8.2(a) through Section 8.2(d) shall not, in the aggregate, exceed the Purchase Price. For the avoidance of doubt the limitations set forth in the preceding sentence shall not apply to Losses arising pursuant to Section 8.2(e) or (f), Seller’s liability for which shall be uncapped.
(d)    Additional Limitations. Notwithstanding any provision of this Agreement to the contrary:
(i)    the amount of any Loss for which indemnification is provided under this ARTICLE VIII shall be net of any amounts covered under insurance policies in effect and applicable to such Loss (including the R&W Insurance Policy) (such recoveries, however, calculated net of any collection costs and reserves, expenses, deductibles or premium adjustments or retrospectively rated premiums (as determined in good faith by an Indemnitee) incurred or paid to procure such recoveries); provided that, other than pursuant to the R&W Insurance Policy, no Indemnitee will have any obligation to seek to obtain or continue to pursue any such recoveries under insurance policies;
(ii)    each party agrees that it will not seek, and is not entitled to, indemnification for special, punitive or exemplary damages as to any matter under, relating to or arising out of this Agreement, under any form of action whatsoever, whether in contract or otherwise, even if the other party has been advised of the possibility of such damages, except, in each case, for recovery of those payable by an Indemnitee in respect of a Third Party Claim;
(iii)    (A) the rights and remedies of the Indemnitees after the Closing shall not be limited by (x) any investigation by or on behalf of, or disclosure to (other than in the Seller Disclosure Schedule, subject to any limitations expressly set forth therein), any Indemnitee at or prior to the Closing regarding any failure, breach or other event or circumstance or (y) any waiver of any condition to the Closing related thereto and (B) if an Indemnitee’s Claim under this ARTICLE VIII may be properly characterized in multiple ways in accordance with this ARTICLE VIII such that such Claim may or may not be subject to different limitations depending on such characterization, then such Indemnitee shall have the right to characterize such claim in a manner that maximizes the recovery and time to assert such Claim permitted in accordance with this ARTICLE VIII;
(iv)    notwithstanding Section 8.6(d)(iii) or anything to the contrary set forth herein, no party shall be entitled to any payment, adjustment or indemnification more than once with respect to the same matter; and
(v)    Buyer and Seller shall reasonably cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder.
(e)    The indemnification provisions contained herein are intended solely for the benefit of the Persons expressly identified in this ARTICLE VIII (and their permitted successors and assigns) and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.
8.7    Payment
. In the event that any Buyer Indemnified Party is entitled to indemnification pursuant to Section 8.2(b) or (c), if and to the extent such matters are covered by the R&W Insurance Policy, Buyer shall first seek and use commercially reasonable efforts to recover against all reasonably available remedies under the R&W Insurance Policy, and shall only recover from Seller to the extent such Losses have exceeded the policy limit set forth in the R&W Insurance Policy, and solely to the extent otherwise recoverable in accordance with the limitations set forth in Section 8.6.
8.8    Adjustment to Purchase Price
. Any indemnification payment made pursuant to this ARTICLE VIII shall be treated as an adjustment to the Purchase Price for Tax purposes.
8.9    Exclusive Remedy
. The indemnification provisions in this ARTICLE VIII shall be the Buyer Indemnified Parties’ and the Seller Indemnified Parties’ exclusive remedy with respect to any breach, inaccuracy, failure to perform or comply, default, or violation of this Agreement; provided, however, that the foregoing shall not limit any party’s rights to seek equitable remedies otherwise available to such party.
Article 9

TERMINATION
9.1    Termination
. This Agreement may be terminated at any time prior to the Closing:
(a)    by written agreement of Seller and Buyer;
(b)    by Seller by written notice to Buyer:
(i)    if Buyer has materially breached its obligations under this Agreement and such breach (A) remains uncured for a period of at least thirty (30) days after written notice thereof has been given by the non-breaching party to the breaching party and (B) cannot be cured prior to the Drop Dead Date; or
(ii)    if there shall have been a breach of any representation or warranty by Buyer set forth in this Agreement such that the condition set forth in Section 7.3 would not be satisfied and such breach (A) remains uncured for a period of at least thirty (30) days after written notice thereof has been given by the non-breaching party to the breaching party and (B) cannot be cured prior to the Drop Dead Date;
(c)    by Buyer by written notice to Seller:
(i)    if Seller has materially breached its obligations under this Agreement and such breach (A) remains uncured for a period of at least thirty (30) days after written notice thereof has been given by the non-breaching party to the breaching party and (B) cannot be cured prior to the Drop Dead Date; or
(ii)    if there shall have been a breach of any representation or warranty by Seller set forth in this Agreement such that the condition set forth in Section 7.2(b) would not be satisfied and such breach (A) remains uncured for a period of at least thirty (30) days after written notice thereof has been given by the non-breaching party to the breaching party and (B) cannot be cured prior to the Drop Dead Date; or
(d)    by either Seller or Buyer, if the Closing shall not have occurred on or before February 15, 2021 (the “Drop Dead Date”);
provided, however, that the right to terminate this Agreement under this Section 9.1 shall not be available to a party whose failure to take any action required hereunder to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date or a party that is in material breach of its obligations under this Agreement at the time of such termination. The party desiring to terminate this Agreement pursuant to this Section 9.1 shall give notice of such termination to the other party.
9.2    Effect of Termination
. If this Agreement is terminated as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement; provided, however, that the provisions of Section 6.2(c) and ARTICLE X shall survive any termination of this Agreement; and provided, further, that nothing in this Agreement shall relieve any party hereto from liability for intentional breach of this Agreement prior to termination of this Agreement pursuant to Section 9.1. Without limitation, nothing in this Section 9.2 shall limit or prevent a party from exercising any rights or remedies it may have under Section 10.7 to compel the occurrence of the Closing hereunder prior to termination of this Agreement pursuant to Section 9.1.
Article 10

GENERAL PROVISIONS
10.1    Notices
. All notices, requests, demands, consents and other communications hereunder among the parties hereto shall be in writing and shall be deemed given: (i) upon personal delivery; (ii) three (3) days after being mailed by certified or registered mail, postage prepaid, return receipt requested; (iii) the next Business Day after being sent via a nationally recognized overnight courier service; or (iv) upon receipt of electronic or other confirmation of transmission if sent via electronic mail to the parties hereto, their successors in interest or their assignees at the following addresses and electronic mail addresses, or at such other addresses or electronic mail addresses as the parties may designate by written notice in accordance with this Section 10.1:

(a) if to Buyer:
Model N, Inc.
777 Mariners Island Blvd, Suite 300
San Mateo, CA 94404
E-mail:
Attn: Office of General Counsel, Errol Hunter, Esq.
with a copy (which shall not constitute notice) to:
Fenwick & West LLP
801 California Street
Mountain View, CA 94041
E-mail:
Attn: David K. Michaels
(b) if to Seller:
Deloitte & Touche LLP
1111 Bagby St.
Suite 4500 Houston, TX 77002
e-mail:
Attn: Adnan Amjad
with a copy (which shall not constitute notice) to:
Deloitte LLP
1221 Avenue of the Americas
New York, NY 10020
E-mail:
Attn: Office of General Counsel, Evan Schwartz, Esq.
and
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
E-mail:
Attn: Thomas E. Molner, Esq.
10.2    Entire Agreement; No Third-Party Beneficiaries
. This Agreement, together with the Transaction Documents, and the Nondisclosure Agreement, constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and understandings, both written and oral, among any of the parties with respect to the subject matter hereof and thereof. Except for the rights of any Seller Indemnified Parties or Buyer Indemnified Parties pursuant to ARTICLE VIII, no provisions of this Agreement are intended, nor should they be interpreted, to provide or create any third party beneficiary rights or remedies, or any other rights or remedies, of any kind whatsoever under or by reason of this Agreement in any Person, or the legal representatives of such Person, other than the parties to this Agreement.
10.3    Governing Law; Consent to Jurisdiction

.
(a)    All matters arising out of or relating to this Agreement or the Transaction Documents shall be governed, including as to validity, interpretation and effect, by, and construed in accordance with, the internal Laws of the State of Delaware applicable to agreements made and fully performed within the State of Delaware, without regard to the principles of conflicts of Laws that might otherwise apply the Laws of any other jurisdiction.
(b)    IN THE EVENT THAT A RESOLUTION IS NOT REACHED AMONG THE PARTIES HERETO WITHIN THIRTY (30) DAYS AFTER WRITTEN NOTICE OF ANY DISPUTE WITH RESPECT TO THIS AGREEMENT, SUCH DISPUTE SHALL BE FINALLY SETTLED BY BINDING ARBITRATION. THE SEAT, OR LEGAL PLACE, OF ARBITRATION SHALL BE IN THE STATE OF DELAWARE. SUCH ARBITRATION SHALL BE CONDUCTED IN ENGLISH IN ACCORDANCE WITH THE CPR RULES FOR NON-ADMINISTERED ARBITRATION (THE “CPR ARBITRATION RULES”) IN EFFECT AT THE TIME OF THE COMMENCEMENT OF THE ARBITRATION, EXCEPT TO THE EXTENT MODIFIED BY THIS SECTION 10.3(b). THE ARBITRATION SHALL BE CONDUCTED BEFORE A PANEL OF THREE ARBITRATORS. Each of the parties shall designate one arbitrator in accordance with the “screened” appointment procedure provided in the CPR ARBITRATION Rules and the two party-designated arbitrators shall jointly select the third in accordance with the CPR ARBITRATION Rules. No arbitrator may serve on the panel unless he or she has agreed in writing to abide by the terms of this Section 10.3(b). THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT EVIDENCES A TRANSACTION INVOLVING INTERSTATE COMMERCE. Except with respect to the interpretation and enforcement of these arbitration procedures (which shall be GOVERNED BY THE FEDERAL ARBITRATION ACT (9 U.S.C., SECS. 1-16)), the arbitrators shall apply the governing law set forth in Section 10.3(a) in connection with the Dispute. No discovery shall be permitted in connection with the arbitration, except to the extent that it is expressly authorized by the arbitrators upon a showing of substantial need by the party seeking discovery. THE AWARD OF ARBITRATION SHALL BE FINAL AND BINDING UPON THE PARTIES HERETO. Further, judgment on the arbitrators’ award may be entered in any court having jurisdiction. Each party shall bear its own costs in the arbitration; however, the parties shall share the fees and expenses of the arbitrators and all arbitration case management fees equally. NOTWITHSTANDING THE AGREEMENT OF THE PARTIES TO ARBITRATE DISPUTES ARISING OUT OF OR RELATING OT THIS AGREEMENT, THE PARTIES MAY APPLY TO A COURT OF COMPETENT JURISDICTION TO SEEK TO ENJOIN PRELIMINARILY OR PERMANENTLY ANY BREACH OR THREATENED BREACH OF SECTION 6.2(c).
(c)    Subject to the foregoing clause (b), each of the parties hereto irrevocably submits to the exclusive jurisdiction of any state or federal courts sitting in Wilmington, Delaware. Each party hereto also hereby irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court and further waives any claim that any such suit, action or proceeding which has been brought in any such court has been brought in an inconvenient forum. In addition to any other form of service of process authorized by Law, service of process in any suit, action or proceeding hereunder shall be sufficient if mailed to the address specified in Section 10.1, and such service shall constitute “personal service” for purposes of such suit or proceeding.
10.4    Waiver of Right to Trial by Jury
. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A

TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR THE TRANSACTION.
10.5    Assignment
. Except as expressly provided herein, neither this Agreement nor any of the rights, interests and obligations under this Agreement may be assigned by Buyer or Seller, without the prior written consent of the other party; provided that, notwithstanding the foregoing, any or all rights and obligations of Buyer may be assigned to one or more wholly owned subsidiaries of Buyer, so long as such assignment does not relieve Buyer of any of its obligations hereunder. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
10.6    Waiver; Amendment; Remedies Cumulative; Specific Performance
.
(a)    No waiver of any term, condition or obligation of this Agreement shall be valid unless in writing and signed by the waiving party. No failure or delay by any party hereto at any time to require the other parties hereto to perform strictly in accordance with the terms hereof shall preclude any party from requiring performance by the other parties hereto at any later time. No waiver of any one or several of the terms, conditions or obligations of this Agreement, and no partial waiver thereof, shall be construed as a waiver of any of the other terms, conditions or obligations of this Agreement. This Agreement may not be amended, changed or modified in any fashion except by written instrument signed by Buyer and Seller.
(b)    All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
(c)    The parties hereto agree that irreparable damage may occur if any provisions of this Agreement are not performed in accordance with the terms hereof or are otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby waives any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.
10.7    Fees and Expenses
. All fees, costs and expenses incurred in connection with the preparation, negotiation, execution, delivery or performance of this Agreement, the Transaction Documents and the Transactions shall be the responsibility of and paid by the party incurring such fees, costs or expenses.
10.8    Mutual Drafting
. The parties hereto are sophisticated and have been represented by attorneys throughout the Transactions who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of any Law or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

10.9    Representation by Counsel
.
(a)    Each party hereto acknowledges that such party has been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if an ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any party because such party or such party’s representatives drafted such provision.
(b)    Buyer agrees that, after the Closing, neither Buyer, nor any of its Affiliates will have any right to access or control any of Kramer Levin Naftalis & Frankel LLP’s records relating to or affecting the Transactions with respect to its representation of Seller or the Business, which will be and remain the property of (and be controlled by) Seller. In addition, Buyer agrees that it would be impractical to remove all attorney-client communications from the records (including e-mails and other electronic files) of the Business. Accordingly, Buyer shall not knowingly and intentionally use any attorney-client communication remaining in the records of the Business after Closing in a manner that would reasonably be expected to be adverse to Seller. Buyer agrees, on its own behalf and on behalf of its Affiliates, that from and after Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all attorney-client communications belong to Seller and will not pass to or be claimed by Buyer or its Affiliates, and (ii) Seller shall have the exclusive right to control, assert or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such attorney-client communications. Accordingly, Buyer shall not (x) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any attorney-client communication, except in the event of a post-Closing dispute with a Person that is not Seller or an Affiliate of Seller; or (y) knowingly and intentionally take any action which would reasonably be expected to cause any attorney-client communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not Seller or an Affiliate of Seller.
10.10    Severability
. If any term or other provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect.
10.11    Facsimile Signature; Counterparts
. Facsimile or electronic transmission in portable document format of any signed original document or retransmission of any signed facsimile or electronic transmission in portable document format will be deemed to have the same legal effect as delivery of an original. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute but one and the same agreement.
[Signature page follows]

IN WITNESS WHEREOF, each party hereto has duly executed this Asset Purchase Agreement as of the date first above written.
DELOITTE & TOUCHE LLP

By:     /s/ Ted DeZabala
    Name: Ted DeZabala
    Title: Principal

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, each party hereto has duly executed this Asset Purchase Agreement as of the date first above written.
MODEL N, INC.

By:     /s/ Cathy Lewis
    Name: Cathy Lewis
    Title: Chief Accounting Officer